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                                                                    EXHIBIT 10.2






                               PURCHASE AGREEMENT

                               DATED MAY 23, 2002

                                      AMONG

                          AUGUST TECHNOLOGY CORPORATION

                 SEMICONDUCTOR TECHNOLOGIES & INSTRUMENTS, INC.

                                       AND

                              ASTI HOLDINGS LIMITED
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                               TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS...............................................         1
      1.1) Specific Definitions.....................................         1
      1.2) Definitional Provisions..................................         6


ARTICLE 2 PURCHASE AND SALE; PURCHASE PRICE.........................         6
      2.1) Purchase and Sale of Shares..............................         6
      2.2) Purchase and Sale of Assets..............................         7
      2.3) Purchase Price...........................................         7
      2.4) Preliminary Purchase Price Adjustment....................         7
      2.5) Purchase Price Adjustment................................         7
      2.6) Payment of Purchase Price................................        10
      2.7) August Stock Price.......................................        10
      2.8) Tax Treatment............................................        10


ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF STI AND ASTIHL..........        11
      3.1) Listing of Certain Assets and Data.......................        11
              (a) Real Property.....................................        11
              (b) Equipment.........................................        11
              (c) Intellectual Property.............................        11
              (d) Leases, Agreements, Etc...........................        12
              (e) Permits, Licenses, Etc............................        12
              (f) Banks and Depositories............................        12
              (g) Loans and Credit Agreements, Etc..................        12
              (h) Insurance Policies and Claims.....................        13
              (i) Certain Employees.................................        13
              (j) Employee Plans....................................        13
              (k) Powers of Attorney................................        13
              (l) Taxes.............................................        13
              (m) Material Components...............................        14
      3.2) Organization; Directors and Officers.....................        14
      3.3) Capitalization and Voting Rights.........................        14
      3.4) [This section intentionally left blank]..................        14
      3.5) Authority of ASTIHL......................................        14
      3.6) Ownership of Shares/Status of ASTIHL.....................        14
      3.7) Subsidiaries.............................................        15
      3.8) Authorization and Binding Obligation.....................        15
      3.9) Consents Required........................................        15
      3.10) Financial Statements....................................        16
      3.11) Taxes...................................................        16
      3.12) Absence of Undisclosed Liabilities......................        17
      3.13) Absence of Certain Changes and Events...................        17
      3.14) Assets..................................................        18
      3.15) Intellectual Property...................................        18
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      3.16) Accounts Receivable.....................................        19
      3.17) Inventories.............................................        19
      3.18) Licenses; Compliance with Laws, Regulations, Etc........        20
      3.19) Litigation..............................................        20
      3.20) Warranties..............................................        20
      3.21) Leases, Contracts.......................................        20
      3.22) Insurance Policies......................................        21
      3.23) Labor Agreements........................................        21
      3.24) Benefit Plans...........................................        21
      3.25) No Finders..............................................        23
      3.26) Contracts with Related Parties..........................        23
      3.27) Relations with Suppliers and Customers..................        23
      3.28) Product Liability Claims................................        23
      3.29) Environmental Matters...................................        23
      3.30) Location of Real Property...............................        24
      3.31) Title to Real Property..................................        24
      3.32) Business and Marketing Plans............................        24
      3.33) Employees...............................................        24
      3.34) Agreements Restricting Business.........................        25
      3.35) Corporate Records.......................................        25
      3.36) Propriety of Past Payments..............................        26
      3.38) Investment Representations..............................        26
      3.39) Completeness of Disclosures.............................        26
      3.40) No Implied Representations..............................        26


ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF AUGUST..................        27
      4.1) Organization.............................................        27
      4.2) Authorization and Binding Obligation.....................        27
      4.3) Consents Required........................................        27
      4.4) No Finders...............................................        28
      4.5) Capital Stock............................................        28
      4.6) SEC Documents............................................        28
      4.7) Absence of Certain Changes of Events.....................        28
      4.8) Issuance of August Common Stock..........................        29
      4.9) Completeness of Disclosures..............................        29
      4.10) No Implied Representations..............................        29


ARTICLE 5 PRE-CLOSING COVENANTS.....................................        30
      5.1) Approvals and Consents...................................        30
      5.2) Preserve Accuracy of Representations and Warranties......        30
      5.3) Maintain the Business as Going Concern...................        30
      5.4) No Solicitation of Other Offers..........................        32
      5.5) Access to Information and Records Before Closing.........        33
      5.6) Approval of ASTIHL.......................................        33
      5.7) Intellectual Property Transfers..........................        33
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      5.8) Transfer by Related Parties..............................        34
      5.9) Additional Financial Statements and Reports..............        34
      5.10) Certain Notifications...................................        34
      5.11) Intercompany Debts......................................        34
      5.12) Distribution of the Fixed Assets Related to Machining
              Equipment.............................................        34
      5.13) Audit Reports...........................................        35
      5.14) Escrow Agreement........................................        35
      5.15) Release Agreement.......................................        35
      5.16) Tax Matters.............................................        35
              (a) Net Operating Losses..............................        35
              (b) Section 338 Election..............................        35
      5.17) Further Actions.........................................        36


ARTICLE 6 CLOSING CONDITIONS........................................        36
      6.1) Conditions to Obligations of August and ASTIHL...........        36
      6.2) Conditions to August's Obligations.......................        37
              (a) Truth of Representations and Warranties...........        37
              (b) Performance.......................................        37
              (c) Intellectual Property Opinions....................        38
              (d) Resignations......................................        38
              (e) Employees.........................................        38
              (f) Other Closing Deliveries..........................        38
              (g) Fees and Expenses.................................        38
      6.3) Conditions to ASTIHL's Obligations.......................        38
              (a) Truth of Representations and Warranties...........        38
              (b) Performance.......................................        38
              (c) Required Consents.................................        39


ARTICLE 7 CLOSING...................................................        39
      7.1) Closing Date.............................................        39
      7.2) Closing Deliveries of ASTIHL.............................        39
      7.3) Closing Deliveries of August.............................        39
      7.4) Proceedings..............................................        40


ARTICLE 8 POST-CLOSING COVENANTS....................................        40
      8.1) Further Assurances.......................................        40
      8.2) Litigation Support.......................................        40
      8.3) Insurance................................................        40
      8.4) Section 338 Election.....................................        40


ARTICLE 9 INDEMNIFICATION...........................................        40
      9.1) Indemnification of August................................        40
      9.2) Indemnification of ASTIHL................................        41
      9.3) Third Party Claims.......................................        41
      9.4) Waiver of Subrogation....................................        42
      9.5) Cooperation as to Indemnified Liability..................        42
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      9.6) Offset...................................................        42
      9.7) Release by ASTIHL........................................        42
      9.8) Limitations on Indemnification...........................        42
              (a) Cap...............................................        42
              (b) Exclusive Remedy..................................        42
              (c) Tax Effect and Insurance..........................        43
              (d) Subrogation.......................................        43
              (e) Minimum Claim.....................................        43


ARTICLE 10 TERMINATION..............................................        43
      10.1) Termination.............................................        43
      10.2) Procedure and Effect of Termination.....................        44


ARTICLE 11 REGISTRATION RIGHTS......................................        46
      11.1) Required Registration...................................        46
      11.2) Registration - General Provisions.......................        46
      11.3) Registration Expense....................................        47
      11.4) Restrictions on Sales...................................        48
      11.5) Suspensions on Sales....................................        48
      11.6) Lock Up Agreements......................................        48


ARTICLE 12 ALTERNATIVE DISPUTE RESOLUTION...........................        49
      12.1) Arbitration.............................................        49
      12.2) Notice..................................................        49
      12.3) Binding Arbitration.....................................        49
              (a) Arbitrators.......................................        49
              (b) Cost of Arbitration...............................        50
              (c) Location of Proceedings...........................        50
              (d) Pre-hearing Discovery.............................        50
              (e) Pre-hearing Conference............................        50
              (f) Hearing Procedures................................        51
              (g) Governing Law.....................................        51
              (h) Consolidation.....................................        51
              (i) Award.............................................        51
              (j) Confidentiality...................................        52


ARTICLE 13 OTHER PROVISIONS.........................................        52
      13.1) ASTIHL Agreements.......................................        52
      13.2) Complete Agreement......................................        52
      13.3) Survival of Representations and Warranties..............        52
      13.4) Waiver, Discharge, Amendment, Etc.......................        52
      13.5) Notices.................................................        53
      13.6) Public Announcement.....................................        53
      13.7) Expenses................................................        54
      13.8) Governing Law...........................................        54
      13.9) Successors and Assigns..................................        54
      13.10) Titles and Headings; Construction......................        54
      13.11) Benefit................................................        54
      13.12) Counterparts...........................................        54

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EXHIBITS:

Exhibit 2.3       Promissory Note
Exhibit 2.5       Pro Forma Purchase Price Adjustment
Exhibit 5.7(a)    License Agreement
Exhibit 5.7(b)    Die Sort OEM Agreement
Exhibit 5.14      Escrow Agreement
Exhibit 5.15      Release Agreement

SCHEDULES:

Schedule 3.1A - Real Property
Schedule 3.1B - Equipment
Schedule 3.1C - Intellectual Property
Schedule 3.1D - Certain Leases, Agreements, Etc.
Schedule 3.1E - Permits, Licenses, Etc.
Schedule 3.1F - Banks and Depositories
Schedule 3.1G - Loan and Credit Agreements, Etc.
Schedule 3.1H - Insurance Policies and Claims
Schedule 3.1I - Certain Employees
Schedule 3.1J - Employee Plans
Schedule 3.1K - Powers of Attorney
Schedule 3.1L - Taxes
Schedule 3.1M - Material Components
Schedule 3.2  - Organization Directors and Officers
Schedule 3.9  - Consents Required
Schedule 3.10 - Financial Statements
Schedule 3.12 - Undisclosed Liabilities
Schedule 3.13 - Absence of Certain Changes and Events
Schedule 3.15 - Trademarks, Patents and Trade Secrets
Schedule 3.16 - Accounts Receivable
Schedule 3.17 - Inventories
Schedule 3.19 - Litigation
Schedule 3.20 - Warranties
Schedule 3.26 - Contracts with Related Parties
Schedule 3.27 - Relations with Suppliers and Customers
Schedule 3.28 - Product Liability Claims
Schedule 3.29 - Environmental Matters
Schedule 3.33 - Employees
Schedule 3.34 - Agreements Restricting Business
Schedule 4.3  - August Consents Required
Schedule 5.12 - Distribution of Fixed Assets and Machining Equipment
Schedule 13.3 - Survival of Representations and Warranties
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                               PURCHASE AGREEMENT

      THIS AGREEMENT is dated as of _____________, 2002, by and among AUGUST TECHNOLOGY CORPORATION, a Minnesota corporation ("August"), SEMICONDUCTOR TECHNOLOGIES & INSTRUMENTS, INC., a Delaware corporation ("STI") and ASTI HOLDINGS LIMITED, a company incorporated in Singapore ("ASTIHL").

      WHEREAS, the Board of Directors of ASTIHL has approved the sale by ASTIHL to August of all of the issued and outstanding shares of capital stock of STI, upon the terms and subject to the conditions set forth herein; and

      WHEREAS, the Board of Directors of ASTIHL has approved the license by ASTIHL to August of all technology, know how and intellectual property not owned by STI which is necessary to, or currently used in, the Wafer Inspection Business, as defined herein; and

      WHEREAS, the Board of Directors of ASTIHL has approved the license by ASTIHL to August of all technology, know how and intellectual property related to the Die Sort Products, as defined herein, and agreed to provide certain other services to assist August in developing and commercializing the Die Sort Products; and

      WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with such sale of capital stock and transfer of technology and also to set forth various conditions to such sale and transfer;

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      1.1) Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

      "Advanced Die Sort" is Basic Die Sort together with Inspection to inspect die, which only occurs after the die are picked off the film frame. (No Inspection of die on the film frame may ever occur at Advanced Die Sort).

      "Advanced Die Sorter" is a die sorter using Advanced Die Sort.

      "Affiliate" of any entity means any other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first entity. Control shall mean owning more than fifty percent (50%) of the total voting power of the entity or fifty percent (50%) or more of the total capital interests of the entity.


                                       1
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      "Agreement" means this Purchase Agreement and all Exhibits and Schedules hereto.

      "ASTI Basic Die Sorter" is any Basic Die Sorter designed by ASTI.

      "ASTIHL" means as defined in the introductory paragraph.

      "August" means as defined in the introductory paragraph.

      "August's Average Stock Price" means as defined in Section 2.6.

      "August Common Stock" means shares of common stock of August, no par value per share.

      "August Filed SEC Documents" means as defined in Section 4.6.

      "August SEC Documents" means as defined in Section 4.6.

      "August Stock Price" means as defined in Section 2.6.

      "Basic Die Sort" is die removal from one media into another media, together with vision technology to align the die only. (No inspection of die may ever occur at Basic Die Sort).

      "Basic Die Sorter" is a die sorter using Basic Die Sort only.

      "Business" means the Wafer Inspection Business and the Die Sort Business taken together.

      "Cash Portion" means as defined in Section 2.2

      "Closing" and "Closing Date" have the meanings defined in Section 8.1.

      "Closing Balance Sheet" has the meaning defined in Section 2.4(b).

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Determination Period" means as defined in Section 2.6.

      "Die Sort Business" means the business activities of ASTIHL that relate to its Basic Die Sorters and Advanced Die Sorters.

      "Die Sort Products" means the Basic Die Sorters and Advanced Die
Sorters.

      "Die Sort OEM Agreement" means as defined in Section 5.7

      "Employee Plans" means any health care plan or arrangement; life insurance or other death benefit plan; deferred compensation or other pension or retirement plan; option, bonus or other incentive plan; severance, change of control or early retirement plan; or other fringe or employee benefit plan or arrangement; or any employment or consulting contract or executive


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compensation agreement; whether the same are written or otherwise, formal or informal, voluntary or required by law or by STI's policies or practices, including, without limitation, any "pension plan" as defined in Section 3(2) of ERISA that is not a Multiemployer Plan, and any "welfare plan" as defined in
Section 3(1) of ERISA (whether or not any of the foregoing is funded), (i) to which STI is a party or by which STI is bound; (ii) that STI has at any time established or maintained for the benefit of or relating to present or former employees, leased employees, consultants, agents, and/or their dependents, or directors of STI; or (iii) with respect to which STI has made any payments or contributions.

      "Environmental Laws or Regulations" means any one or more of the following: the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. Section 9601 et seq.; the federal Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6921 et seq.; the Clean Water Act, 33 U.S.C. Section 1321 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Hazardous Materials Transportation Act, 40 U.S.C. Section 1801 et seq.; any other federal, state, county, municipal, local or other statute, law, ordinance or regulation that may relate to pesticides, agricultural or industrial chemicals, wastes, Hazardous Substances, or the environment; and all regulations promulgated by a regulatory body pursuant to any of the foregoing statutes, laws, regulations, or ordinances.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" means Wells Fargo Bank Minnesota, National Association, or such other party as shall be agreed upon prior to the Closing Date.

      "Escrow Agreement" means as defined in Section 5.14.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "File Date" means as defined in Section 11.1.

      "Financial Statements" means as defined in Section 3.10.

      "Flextech" means Flextech Holdings Limited, a company incorporated in Singapore and the ultimate holding company of the ASTIHL.

      "GAAP" means the generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board as at the date on which any calculation made under this Agreement is to be effective or as at the date of the Financial Statements referred to in this Agreement, as the case may be.

       "Governmental Entity" means any federal, state, local, or foreign administrative, governmental or regulatory body or authority whether in the United States of America or in Singapore as the case may be.


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      "Hazardous Substance" means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products, pesticides, fertilizers, or other substance that is toxic or hazardous, or which is a pollutant, contaminant, chemical, material or substance defined as hazardous or toxic or as a pollutant or contaminant in, or the use, transportation, storage, release or disposal of which is regulated by, any Environmental Laws or Regulations.

      "Intellectual Property" means letters patent and patent applications; trade names, trademarks, service marks and registrations thereof and applications therefor; copyrights and copyright registrations and applications; and/or discoveries, ideas, technology, know-how, trade secrets, processes, formulas, business methods, maskworks, drawings and designs, domain names, computer programs or software, hardware, firmware; and all amendments, modifications, and improvements to any of the foregoing.

      "Inspection" is any vision technology other than automated vision alignment.

      "Inventories" means finished goods, raw materials and work-in-process.

      "Liens" means liens, mortgages, charges, security interests, claims, voting trusts, pledges, encumbrances, options, assessments, restrictions, or third party or spousal interests of any nature.

      "Note Portion" means as defined in Section 2.3.

      "Material Adverse Effect" means any effect, change or event that, individually or in the aggregate with all other similar effects, changes or events, is or would reasonably be expected to be adverse to STI, (i) in an amount exceeding $500,000 with respect to the business, financial condition, assets, liabilities or operations of the Business, considered as a whole, or the Wafer Inspection Business or the Die Sort Business, considered separately, or
(ii) such that the adverse effect to STI impairs the ability of August to own and operate the Business, the Wafer Inspection Business or the Die Sort Business after the Closing as they are presently being operated; provided, however, that a Material Adverse Effect shall not include a change in general economic or industry conditions.

      "Multiemployer Plan" means as defined in Section 3(37) of ERISA.

      "OEM Business" means the business activities of STI that relate to its OEM products or modules including, but not limited to, OEM 500 or other like devices for strip CSP implied coplanarity inspection, OEM 750 or other like devices for pre-die sort patterned defect inspection, and OEM 1,000 or other like devices for attachment to die sorters for inspection of wafers or film frames.

      "Preliminary Purchase Price Adjustment" means as defined in Section 2.4.

      "Prober Agreements" means as defined in Section 5.7.

      "Product Liability" means any liability, claim or expense (including attorneys' fees) arising in whole or in part out of a breach of any product warranty (whether express or implied), strict liability in tort, negligent manufacture of product, negligent provision of services, product

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recall, or any other liability arising from the manufacturing, packaging, labeling (including instructions for use), or sale of products.

      "Purchase Price" means as defined in Section 2.2.

      "Purchase Price Adjustment" means as defined in Section 2.4.

      "Real Property" means as defined in Section 3.30.

      "Registrable Stock" means as defined in Section 12.1.

      "SEC" means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

      "Second Optical Inspection" is defined as the markets including wafer level inspection whether patterned or unpatterned wafer, bare wafer, whole wafer, and sawn wafer on film frames.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

      "Shares" means as defined in Section 3.3.

      "STI" is Semiconductor Technologies & Instruments, Inc. of Plano, Texas, whereby STI represents ASTI's entire Second Optical Inspection business which includes ASTI's wafer level and/or front end inspection business including but not limited to the entire WAV Business, OEM Business, white light interferometry technology, 2D and 3D vision technology, and all other automated vision and inspection projects developed or worked on in Dallas, all relating to Second Optical Inspection and including related automation, software, hardware, and handling.

      "Stock Portion" means as defined in Section 2.2.

      "Taxes" means any tax or other primary, secondary or transferee liability including, without limitation, all income, profits, franchise, gross receipts, withholding, payroll, sales, use, employment, value added, custom, duty, and any other taxes, obligations, and assessments of any kind whatsoever, together with all interest and penalties, assessed or imposed by the United States of America, any of its political subdivisions, or any other governmental authority. "Tax" shall also include any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability under any tax allocation, tax sharing, tax indemnity or similar agreement.

      "Trademark Agreement" means as defined in Section 5.7.

      "Wafer Inspection Business" shall mean all of the rights, title and interest in and to ASTIHL's equity interests in STI including all non-intercompany assets and liabilities of such entity, all subject to appropriate and applicable reserves and valuations, together with all technology, know how and intellectual property not owned by STI which is necessary to operate, or currently used in, the area of Second Optical Inspection conducted by STI.

      "WAV Business" means the business activities of STI that relate to the wafer inspection products which are also known as the WAV Inspection Systems, including, but not limited to the following products: WAV1000, WAV1000B, WAV-1000 Sprint, and WAV-1000 STI Handler, each with or without any of the following options: off-axis lighting for 2D gold and solder applications, lasers for 3D gold and solder applications, white light interferometry for 3D gold applications, ADC, cluster analysis, SECS/GEM, ionizer, and 300 mm kit, and Technology useful or necessary to the design, production, or operation of these products.

      1.2)  Definitional Provisions.

            (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

            (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

            (c) References to the "knowledge" of STI shall refer to the actual knowledge of any of the following persons: Joseph Au, Charles Cher, Dr. Pen San Tang, K.K. Woo, Paul Lai, Rajiv Roy, Max Guest, Mark Moore, Tom Daftary, Mike Buckhaulter and Billy Wooley and the knowledge that such person would reasonably be expected to have assuming reasonable inquiry.

            (d) References to the "knowledge" of August shall refer to the actual knowledge of any of its members of the Board of Directors and officer level employees of August.

            (e) References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

            (f) The term "person" includes any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or government or any department or agency thereof or any similar entity.

            (g) All dollar amounts are expressed in United States Dollars.


                                    ARTICLE 2
                        PURCHASE AND SALE; PURCHASE PRICE

      2.1) Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, effective as of the Closing, ASTIHL shall sell, transfer and assign to August, and August shall purchase all of the Shares.

      2.2) Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, and in order for August to acquire certain assets necessary to operate the Second Optical Inspection business effective as of the Closing, Corporation Affiliates shall each sell, transfer and assign to August, and August shall purchase, all of their respective assets and personal property related to or used in the operation of the Business in the past or up to the Closing Date, wherever the same may be located (collectively referred to as the "Purchased Assets").

      2.3) Purchase Price. The total consideration for the Shares and the Purchased Assets shall be calculated and paid as described below. The "Purchase Price" shall consist of the following, subject to adjustment by the Preliminary Purchase Price Adjustment and the Purchase Price Adjustment: the sum of (a) Twelve Million U.S. Dollars ($12,000,000) (the "Cash Portion") plus (b) an unsecured promissory note in the form attached hereto as EXHIBIT 2.3 in the principal amount of Three Million U.S. Dollars ($3,000,000) bearing interest at the rate of 5% per annum with principal and interest due six months from the date of issuance (the "Note Portion"), plus (c) the number of shares of August Common Stock equal to the sum of Eleven Million One Hundred Thousand Dollars ($11,100,000) (the "Stock Portion") divided by the August Stock Price. The Purchase Price shall be payable to ASTIHL and Escrow Agent in the manner described in Section 2.6.

      2.4) Preliminary Purchase Price Adjustment. The Preliminary Purchase Price Adjustment shall be determined as follows:

            (a) ASTIHL shall deliver to August, at least five (5) days prior to the Closing Date, a good faith estimate of the Purchase Price Adjustment as of the Closing Date along with such reasonable supporting documentation as may be requested by August to review such calculation. If August accepts such good faith estimate, such amount shall constitute the "Preliminary Purchase Price Adjustment." In the event the Final Target Amount (as defined below) has been determined before the Closing Date, the good faith estimate shall include the Purchase Price Adjustment pursuant to Section 2.5(a) below.

            (b) If ASTIHL and August are unable to agree upon the Preliminary Purchase Price Adjustment, such dispute shall immediately be submitted to Deloitte & Touche in Dallas, Texas for resolution and the Closing Date shall be delayed until the accounting firm determines such amount unless the parties otherwise agree in writing. Such firm shall present its good faith estimate of the Purchase Price Adjustment within five (5) days after the submission of such dispute to the firm and the parties hereby agree that the estimate by such firm shall, in the absence of fraud or manifest error by Deloitte & Touche, be binding and conclusive among the parties for the purposes of determining the "Preliminary Purchase Price Adjustment." The fees of the above-named accounting firm shall be born one-half by August and one-half by ASTIHL.

      2.5) Purchase Price Adjustment. The Purchase Price shall be subject to each of the following adjustments (collectively the "Purchase Price Adjustment"), as set forth below:

            (a) To the extent that the Final Target Amount (as defined below) is less than the Preliminary Target Amount (as defined below) by greater than $75,000, the Purchase Price shall be decreased on a dollar for dollar basis to the full extent of such difference not taking into account the $75,000 threshold amount. Notwithstanding the foregoing, if the Final Target Amount is less than the Preliminary Target Amount by more than $5,000,000, August and ASTIHL shall each have the right to terminate this Agreement in accordance with Section 10.1(e), unless August agrees to limit the reduction in Purchase Price pursuant to this Section 2.5(a) to not more than $5,000,000. The "Preliminary Target Amount" shall be calculated from the unaudited financial statements of STI as of December 31, 2001 based on STI's general ledger and as adjusted to reflect GAAP. The "Final Target Amount" shall be calculated from the audited financial statements of STI as of December 31, 2001 based on GAAP. Both the Preliminary Target Amount and the Final Target Amount are to be derived as set forth in EXHIBIT 2.5 with such adjustments as are set forth therein.

            (b) To the extent that the Closing Date Amount (as defined below) is less than the Final Target Amount by greater than $75,000, the Purchase Price shall be decreased on a dollar for dollar basis to the full extent of such difference not taking into account the $75,000 threshold amount. The "Closing Date Amount" shall be calculated from the audited financial statements of STI as of the Closing Date. The Closing Date Amount is to be derived as set forth in EXHIBIT 2.5 with such adjustments as are set forth therein.

            (c) To establish the amount, if any, of the Purchase Price Adjustment, within 90 days after the Closing Date, August shall prepare and deliver to ASTIHL a balance sheet of STI as of the Closing (the "Closing Balance Sheet") reflecting all of the assets and liabilities of STI (taking into account all of the transactions, transfers and distributions which occur on or prior to the Closing Date in accordance with this Agreement) and appropriate reserves, allowances, and accruals with respect to STI as of the Closing Date and a calculation of the Closing Date Amount in accordance with EXHIBIT 2.5. The Closing Balance Sheet shall be prepared in accordance with GAAP. ASTIHL's and STI's accountants shall, at ASTIHL's expense, cooperate with August and its representatives, and provide them full information, access to accountants and other necessary books and records, and assistance, in the preparation of the Closing Balance Sheet and the Final Target Amount.

            Upon delivery by August to ASTIHL of the Closing Balance Sheet and August's calculation of the Purchase Price Adjustment, ASTIHL shall have 30 days in which to give August written notice of any objections that ASTIHL may have with respect to the Closing Balance Sheet or the Purchase Price Adjustment. Failure to give written notice of each objection to August within such 30 day period shall be deemed a waiver of all objections and the proposed Closing Balance Sheet and Purchase Price Adjustment shall be deemed final and binding and shall constitute the Purchase Price Adjustment for all purposes of this Agreement. If an objection timely made is not resolved by August and ASTIHL within 15 days after receipt of ASTIHL's objection, such dispute shall be submitted to Deloitte & Touche in Dallas, Texas, for final resolution. Such firm shall present its determination and resolution of any such disputes within 30 days after the submission of such dispute to the firm, and the parties hereby agree that the determination and resolution by such firm shall, in the absence of fraud or manifest error, be binding and conclusive among the parties. The fees of the above-named accounting firm, or such other firm as is selected, in resolving such dispute shall be born one-half by August and one-half by ASTIHL.

            Each of the Preliminary Target Amount, the Final Target Amount and the Closing Date Amount shall be calculated based on financial statements prepared in accordance with GAAP, including but not limited to Statement of Financial Accounting Standards No. 5 (FAS 5) which provides that an estimated loss from a contingency shall be accrued by a charge to income if both of the following conditions are met: (a) Information available prior to the issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements. It is implicit in this condition that it must be probable that one or more future events will occur confirming the fact of the loss. (b) The amount of the loss can be reasonably estimated. Under FAS 5 if a party becomes aware of a loss contingency which did not exist at the date of the financial statements, the loss would not be accrued on the financial statements because no asset has been impaired or loss incurred at the date of the financial statements.

            (d) Any decrease in the Purchase Price pursuant to Sections 2.5(a) and 2.5(b) shall be applied first to the Note Portion and to the extent the decrease exceeds the Note Portion, then to the Stock Portion held in, or payable to, the Escrow Fund, and then to any cash held in, or payable to, the Escrow Fund. With respect to the Preliminary Purchase Price Adjustment, to the extent the decrease exceeds the Note Portion and the amounts payable to the Escrow Fund, August shall reduce the number of shares of August Common Stock issuable to ASTIHL at Closing Date by a number (rounding to the nearest whole share of stock) with a value equal to the amount of such excess, valuing the August Common Stock at the August Stock Price for this purpose. With respect to the Purchase Price Adjustment based on the Closing Balance Sheet, the amount by which the aggregate Purchase Price Adjustment exceeds the Preliminary Purchase Price Adjustment shall be referred to as the "Final Adjustment," and shall be allocated to the Note Portion and the Escrow Fund as set forth in the first sentence of this Section 2.5(d). In the event the Final Adjustment exceeds the remaining Note Portion and the remaining amounts held in the Escrow Fund, ASTIHL shall pay the amount of such excess to August either in cash or by delivery of certificates from the Stock Portion for that number of shares of August Common Stock which when valued at the August Stock Price equals the amount of such excess. If ASTIHL is obligated to pay amounts to August in accordance with the preceding sentence, such payment shall be made within seven days after the date on which the parties agree on the Closing Balance Sheet and the Purchase Price Adjustment or within seven days after the date the Closing Balance Sheet and the Purchase Price Adjustment are determined by the independent accounting firm as described above. The Final Adjustment payable hereunder shall bear interest from the Closing Date to the date of payment by ASTIHL at the rate of 5.00% per annum, which interest shall be paid at the same time and in the same manner as the payment of the Final Adjustment.

      2.6)  Payment of Purchase Price.

            (a) At Closing, subject to ASTIHL's performance of its obligations hereunder, August shall pay to ASTIHL (x) a wire transmission of cash in the amount of the Cash Portion; (y) a promissory note in the form attached hereto as EXHIBIT 2.3 representing the Note Portion; and (z) certificates representing the August Common Stock issued as the Stock Portion, in each case less the Preliminary Purchase Price Adjustment, if any, and less any amounts paid into escrow in accordance with Section 2.6(b) below.

            (b) At Closing, subject to ASTIHL's performance of its obligations hereunder, August shall deliver to the Escrow Agent Three Million Seven Hundred Fifty Thousand U.S. Dollars ($3,750,000) (the "Escrow Fund") in the form of shares from the Stock Portion. The Escrow Agent shall not release from escrow to ASTIHL any of the Escrow Fund except in accordance with the express terms of this Agreement and the Escrow Agreement. In the event of a conflict between the two, the terms of the Escrow Agreement shall govern.

      2.7) August Stock Price. The "August Stock Price" shall be based on the weighted average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) for all transactions of August Common Stock as reported on the Nasdaq Stock Market (the "August's Average Stock Price"), for the sixty (60) consecutive Nasdaq trading days ending on and including the third trading day prior to the Closing (the "Determination Period"), determined as follows:

            (a) if August's Average Stock Price for the Determination Period is greater than $12.00 and less than $16.00, then the August Stock Price shall be August's Average Stock Price;

            (b) if August's Average Stock Price for the Determination Period is equal to or less than $12.00, then the August Stock Price shall be $12.00; or

            (c) if August's Average Stock Price for the Determination Period is equal to or greater than $16.00, then the August Stock Price shall be $16.00.

      An appropriate adjustment to the August Stock Price shall be made in the event that, prior to the Closing Date, the outstanding shares of August Common Stock, without new consideration, are changed into or exchanged for a different number of shares or a different class by reason of any reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction.

      2.8) Tax Treatment. ASTIHL agrees to use best efforts to assist August in understanding and utilizing any and all net operating loss ("NOL") related to the Business, and ASTI agrees to make any election under the U.S. Internal Revenue Code Section 338 as requested by August.

                                    ARTICLE 3
                        REPRESENTATIONS AND WARRANTIES OF
                                 STI AND ASTIHL

      STI and ASTIHL jointly and severally represent and warrant to August as follows, and acknowledges that the same shall be true and correct as of the Closing Date (as if made at the Closing) and shall be deemed to have been relied upon by August:

      3.1) Listing of Certain Assets and Data. Attached hereto as Schedules 3.1A through 3.1M are lists, which are true and complete as of the date hereof, of the matters set forth in the following subsections (a) through (m).

            (a) Real Property. SCHEDULE 3.1A sets forth a description of all real property owned, leased or subject to option, of record or beneficially, by STI or otherwise used by STI in the conduct of the Business. Prior to the date of this Agreement, STI has delivered to August, or given August access to, true and complete copies of the purchase agreements, leases, or options relating to such real property.

            (b) Equipment. SCHEDULE 3.1B sets forth a list of all material items of machinery, equipment, tools and dies, furniture, fixtures, spare parts, vehicles and other similar property and assets owned, leased or otherwise used by STI, specifically identifying and describing, those items with an original cost to, or total lease payments by STI in excess of $5,000, setting forth with respect to all such listed property a summary description of all Liens relating thereto (other than liens for taxes due but not yet payable), identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof. ASTIHL shall use commercially reasonable efforts to provide to August before Closing the list required by the preceding sentence for items with an original cost to, or total lease payments by STI in excess of $1,000. Prior to the date of this Agreement, STI has delivered to August, or given August access to, true and complete copies of all currently effective leases, conditional sales agreements or other similar documents concerning the items listed in SCHEDULE 3.1B.

            (c) Intellectual Property. ASTIHL has delivered to August a confidential SCHEDULE 3.1C setting forth a list of all of the Intellectual Property of STI including that owned by or licensed to STI, and any licenses pursuant to which any of such Intellectual Property is used (except for any software that is licensed to STI under any third-party software license for end users generally available to the public at a cost of less than $500). Prior to the date of this Agreement, STI has delivered to August, or given August access to, true and complete copies of all issuances, registrations, applications and certificates regarding such Intellectual Property, true and complete copies of all contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of inventions or discoveries, confidential or proprietary information, product formulas or other categories of know-how, and true and complete copies of all patent, trademark, trade name, copyright, trade secret or other Intellectual Property licenses granted at any time by or to STI (except for any software that is licensed to STI under any third-party software license for end users generally available to the public at a cost of less than $500).

            (d) Leases, Agreements, Etc. SCHEDULE 3.1D sets forth a list (including, in the case of oral arrangements, a written description of all material terms thereof) of each lease, contract, agreement or other commitment, written or otherwise, to which STI is a party (other than leases, contracts, agreements or commitments furnished pursuant to other paragraphs of this Section 3.1) and which have a value in excess of $5,000 or are material to the operation of the Business, including, but not limited to, the following:

                  (i) The purchase of any products, know-how, services, raw
            materials, supplies or equipment including, but not limited to, parts, components, systems, subsystems and electronics;

                  (ii) the sale of assets, products or services involving a
            value estimated at more than $5,000, including, but not limited to, all outstanding purchase orders or any contract for provision of service warranties, sales credits, product returns, or discounts, warehouse allowances, advertising allowances or promotional services;

                  (iii) any distributor or sales representative or similar
            broker, dealer or agent of products of any of STI; or

                  (iv) any confidentiality, secrecy or non-disclosure agreement
            (whether STI is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or similar contract.

      Prior to the date of this Agreement, ASTIHL has delivered to August, or given August access to, true and complete copies of all written agreements identified in SCHEDULE 3.1D and any written materials supporting, clarifying, explaining or otherwise related to oral arrangements.

            (e) Permits, Licenses, Etc. SCHEDULE 3.1E sets forth a list of all permits, licenses, approvals or similar permissions, held by STI. Prior to the date of this Agreement, STI has delivered to August, or given August access to, true and complete copies of all permits, licenses, approvals or other documents identified in SCHEDULE 3.1E.

            (f) Banks and Depositories. SCHEDULE 3.1F sets forth a list of each bank, broker or other depository with which STI has a cash, cash equivalent or investment account or safe deposit box, the names and numbers of such accounts or boxes and the names of all persons authorized to draw or execute transactions on such accounts.

            (g) Loans and Credit Agreements, Etc. SCHEDULE 3.1G sets forth a list of all outstanding mortgages, promissory notes, evidences of indebtedness, deeds of trust, indentures, loan or credit agreements or similar instruments for money borrowed, excluding normal trade credit, to which STI is a party (as lender or borrower) or to which STI is a guarantor or indemnitor, written or otherwise, and all amendments or modifications, if any, thereof. Prior to the date of this Agreement, STI has delivered to August, or given August access to, true and complete copies of all documents identified in
      SCHEDULE 3.1G.

            (h) Insurance Policies and Claims. SCHEDULE 3.1H sets forth a list, including the term and coverages thereof, of all policies of insurance maintained by STI or its Affiliates with respect to STI and covering its directors, officers, managers, employees, agents, properties, buildings, machinery, equipment, furniture, fixtures or operations and a description of each claim made by STI under any such policy of insurance since STI's inception, describing such claim and the amount thereof. Prior to the date of this Agreement, STI has delivered to August, or given August access to, true and complete copies of all policies of insurance identified in
      SCHEDULE 3.1H, and true and complete copies of all documentation regarding claims made thereunder.

            (i) Certain Employees. ASTIHL has delivered to August a confidential letter as SCHEDULE 3.1I setting forth (i) the name and current annual salary rate of each director, officer, employee or consultant of STI, together with a summary of the bonuses, additional compensation, options, severance payments and other benefits, if any, paid or payable to such persons as of the date hereof or in the future; (ii) the name of each employee and each individual to whom employment has been offered and who has accepted such offer, including scheduled starting date, and (iii) the names of all former employees whose employment has terminated either voluntarily or involuntarily during the preceding twelve-month period.

            (j) Employee Plans. SCHEDULE 3.1J sets forth a list of all Employee Plans and any related insurance contracts and trust and custodial agreements to which STI is a party. Prior to the date of this Agreement, STI has delivered to August, or given August access to, true and complete copies of all the documents related to such items listed in SCHEDULE 3.1J.

            (k) Powers of Attorney. SCHEDULE 3.1K sets forth the names of all persons, if any, holding powers of attorney from STI and a description of the scope of each such power of attorney.

            (l) Taxes. SCHEDULE 3.1L sets forth a list of (i) all tax, assessment or information reports and returns filed by or on behalf of STI or its predecessors with any jurisdiction since STI's inception, and (ii) a list of all tax or assessment elections of STI in effect. Prior to the date of this Agreement, STI has delivered to August, or given August access to, true and complete copies of all documents listed in SCHEDULE 3.1L and all material correspondence to or from taxing authorities since STI's inception, and has made available to August for review and copying all working papers of persons who prepared any of the documents listed in
      SCHEDULE 3.1L.

            (m) Material Components. ASTIHL will deliver to August a confidential SCHEDULE 3.1M setting forth, within twenty one (21) days of the date of execution hereof, a bill of materials which shall include, but not be limited to, a list of all parts, components, systems, subsystems, firmware, software, hardware, electronics, and Intellectual Property for each product of STI as well as Die Sort Products (save for the following requirement on suppliers and contracts, agreements and other commitments) and sets forth a description of the supplier of each item and a list of each contract, agreement, or other commitment, written or otherwise (in the case of oral arrangements, a written description of all material terms thereof) with respect to such items.

      3.2) Organization; Directors and Officers. STI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority to own its properties and assets and conduct the business presently being conducted by it. STI is in good standing and is qualified or licensed to transact business as a foreign corporation in each other jurisdiction in which the character of its properties or the nature of its activities makes any such qualification necessary other than jurisdictions where the failure to be so qualified or licensed would not result in a Material Adverse Effect. The jurisdictions in which STI is qualified are listed on SCHEDULE 3.2. SCHEDULE 3.2 also sets forth a list of the directors and officers (with all titles and positions indicated) of STI. STI has heretofore delivered to August complete and correct copies of the Certificate of Incorporation and all amendments thereto, and of the Bylaws and all amendments thereto and any other governing documents or instruments.

      3.3) Capitalization and Voting Rights. The authorized capital stock of STI consists, or will consist, immediately prior to the Closing of 10,000 authorized shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding (the "Shares"). There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal) or agreements, orally or in writing, for the purchase or acquisition from STI of any shares of its capital stock. STI is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any persons, which affects or relates to the voting or giving of written consents with respect to any of STI's securities or the voting by a director of STI. All outstanding securities of STI were duly and validly authorized and issued, are fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act, and any relevant state securities laws, including Blue Sky laws, or pursuant to valid exemptions therefrom, and in accordance with the other applicable provisions of the Securities Act and the rules and regulations thereunder.

      3.4)  [This section intentionally left blank]

      3.5) Authority of ASTIHL. ASTIHL has full legal and equitable right, power, and authority (without the consent or approval of any other person other than ASTIHL's stockholders) to perform all of its obligations under this Agreement.

      3.6) Ownership of Shares/Status of ASTIHL. ASTIHL is the sole legal and beneficial owner of the Shares free and clear of any encumbrances or rights of others (other than the rights of August). There is no agreement, contract, option, commitment, right or privilege or other right of another binding upon or which at any time in the future may become binding upon ASTIHL or STI to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shares other than pursuant to this Agreement. Without limiting the generality of the foregoing, none of the Shares are subject to any voting trust, shareholders' agreement, voting agreement or other agreement or understanding with regard to the Shares. Upon completion of the transactions contemplated by this Agreement, the Shares will constitute all of the outstanding capital stock of STI and will be owned solely by August as the owner of record, with good and marketable title thereto. There has not been filed any petition or application, or any proceedings commenced which have not been discharged, by or against any of ASTIHL or STI with respect to any assets under any law, domestic or foreign, relating to bankruptcy, reorganization, compromise arrangements, insolvency, readjustment of debtor or creditors' rights, and no assignment for the benefit of creditors has been made by ASTIHL or STI.

      3.7) Subsidiaries. STI has no ownership or equity interest, direct or indirect, in any other business, corporation, joint venture, partnership, proprietorship or similar entity. The business carried on by STI has not been conducted through any direct or indirect subsidiary or Affiliate of STI or ASTIHL, except that ASTI Affiliates including STI California, Inc., Semiconductor Technologies & Instruments Pte Ltd, Semiconductor Technologies & Instruments Sdn Bhd, and Semiconductor Technologies & Instruments Phils., Inc. has performed some of STI's marketing activities, and Semiconductor Technologies & Instruments Pte Ltd has performed engineering development activities, and all such rights resulting therefrom are addressed in Section 5.7.

      3.8) Authorization and Binding Obligation. The execution, delivery and performance of this Agreement and the transactions and agreements contemplated hereby have been duly and validly authorized and approved by all requisite corporate action on the part of STI and by all requisite action of ASTIHL, except that as of the date of this Agreement ASTIHL's Shareholders have not approved this Agreement and the transactions contemplated hereby. This Agreement constitutes and, when executed, the agreements contemplated hereby will constitute, the valid and binding obligations of STI and ASTIHL, enforceable in accordance with its and their respective terms except as may be limited by laws affecting creditors rights generally or by judicial limitations on the right to specific performance or other equitable remedies.

      3.9) Consents Required. Except for (i) any applicable requirements of the Securities Act, the Exchange Act, and securities laws of the states of the United States of America; (ii) the Hart Scott Rodino Antitrust Improvements Act of 1976 and the regulations thereunder (the "HSR Act") and the antitrust, competition, foreign investment, or similar laws of any foreign countries or supranational commissions or boards that require pre-transaction notifications or filings with respect to the transactions contemplated by this Agreement (collectively, "Foreign Transaction Laws"), (iii) the shareholder approval and other requirements of the Stock Exchange of Singapore applicable to ASTIHL, and
(iv) any items set forth in SCHEDULE 3.9, the execution and delivery of this Agreement, the sale and transfer of the Shares and the consummation of the transactions contemplated hereby in compliance with the terms and provisions hereof, by ASTIHL and STI will not:

            (a) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under (x) the Certificate of Incorporation or Bylaws or other governing instruments of ASTIHL or STI, or (y) any material agreement, mortgage, lease, note, judgment, order, award, decree or other instrument or restriction to which ASTIHL or STI is a party or by which ASTIHL or STI or any of their assets is bound or affected;

            (b) violate any statute, rule, regulation, order or decree of any federal, state, local or foreign body or authority by which ASTIHL or STI or any of their properties or assets may be bound;

            (c) require any affirmative approval, consent, authorization or other order or action of any court, governmental authority, regulatory body, creditor or any other person; or

            (d) give any party with rights under any such material agreement, mortgage, lease, note, judgment, order, award, decree or other instrument or restriction the right to accelerate terminate, modify or otherwise change the rights or obligations of ASTIHL or STI thereunder.

      3.10) Financial Statements. Attached as SCHEDULE 3.10 is a true and complete copy of (i) STI's unaudited financial statements for the years ended December 31, 2000, and December 31, 2001 and (ii) STI's unaudited financial statements for the three month period ended March 31, 2002 (the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP and fairly represent in all material respects the financial position of STI as of their respective dates and the results of operations and cash flows for the applicable periods ended on such dates. The statements of earnings included within the Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The books of account of STI accurately reflect STI's items of income and expense and all assets and liabilities and accruals that properly should have been reflected therein in accordance with GAAP consistently applied throughout the periods covered thereby.

      3.11) Taxes. STI has timely filed all tax or assessment reports and tax returns (including any applicable information returns) that may be required by any law or regulation of any jurisdiction to be filed, and all such reports and returns are true, correct and complete in all material respects and listed in
SCHEDULE 3.1L. STI has duly paid, deposited or accrued on its books of account, all Taxes pursuant to such reports and returns, or assessed against STI, or which STI is obligated to withhold from amounts owing to any employee or otherwise. STI has no liability for any Taxes in excess of the amounts stated in the Financial Statements with respect to all time periods or portions thereof ending on or before the dates thereof. Neither the assessment of any additional Taxes that by law should have been reported or paid or in accordance with GAAP should have been accrued, nor any investigation or audit, is pending, threatened or expected. No taxing or assessment authority has indicated to STI any intent to conduct an audit or other investigation or asserted any unresolved deficiencies with respect to Tax liabilities of STI for any period, and to STI's and ASTIHL's knowledge there are no facts or circumstances that would give rise thereto. STI has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to an assessment of deficiency with respect to such Taxes. No tax is required to be withheld or paid pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

      3.12) Absence of Undisclosed Liabilities. There are no debts, liabilities, or claims against STI, or to STI's knowledge a legal basis therefor, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, including, but not limited to, liabilities on account of Taxes, other governmental charges, duties, penalties, interest or fines, which are required to be reflected on the Financial Statements of STI in accordance with GAAP except:

            (a) liabilities to the extent set forth or reserved against in the Financial Statements;

            (b) liabilities incurred in the ordinary course of business (and in compliance with this Agreement) since the date of the Financial Statements; or

            (c) liabilities disclosed in SCHEDULE 3.12 or other Schedules to this Agreement.

      3.13) Absence of Certain Changes and Events.  Except as set forth in
SCHEDULE 3.13, since the date of the most recent Financial Statement:

            (a) There has not been any material adverse change in the business, management, net worth or financial condition of STI or any of its assets, whether or not covered by insurance, or in the relationships of STI with any material suppliers or customers; and each of ASTIHL and STI has conducted its business only in the ordinary course.

            (b) STI has not (i) sold or otherwise disposed of any of its real property or real property leases, or entered into any renewals or extensions of such existing leases or entered into any new leases; (ii) made any increase in the compensation or benefits payable or to become payable by it to any officers, employees or consultants, or paid or accrued any bonus, percentage of compensation, severance, change of control, or other like benefit to, or for the credit of, any officer, employee or consultant; (iii) entered into, amended, terminated or received notice of termination of any material contract, license, franchise, commitment or other arrangement other than in the ordinary course of business; (iv) altered or revised its accounting principles, procedures, methods or practices except as required by law; (v) removed or permitted to be removed from any building, facility or real property of STI any material item of machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business, (vi) materially changed its credit policy as to sales of inventories, discounts, product returns, warranties or collection of receivables; (vii) transferred or otherwise disposed of any material assets except inventory in the ordinary course of business; (viii) incurred, discharged or satisfied any material liability (absolute or contingent), mortgage, lien, security interest or encumbrance other than in the ordinary course of business; (ix) declared or paid any dividend or other distribution in cash or securities, or redeemed, repurchased or otherwise acquired any equity interests of STI, as applicable; (x) issued or committed to issue any securities of, or other ownership interests in, STI; (xi) made any purchase commitment materially in excess of the normal, ordinary and usual requirements of its business, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice; (xii) written off or down the value of any inventory or other assets as unusable, obsolete or below standard quality in excess of stated reserves on the Financial Statements; (xiii) written off or down as uncollectible any notes or accounts receivable or portion thereof except in amounts that in the aggregate are not in excess of preexisting reserves therefor, or taken, set aside or increased any reserves or charges on its books against earnings or assets or reversed any reserves; (xiv) failed to maintain reasonable levels of inventory in view of current levels of business activity; (xv) entered into any settlement regarding the breach or infringement of any United States or foreign license, patent, trademark, trade name, invention or similar rights; (xvi) entered into any compromise or settlement of or suffered any judgment in any litigation, proceeding, or governmental investigation relating to it or its assets, properties, rights or business; (xvii) suffered any material damage, destruction or loss whether or not covered by insurance; (xviii) had any material adverse change in its relations with its employees, agents, customers or suppliers; (xix) made any loans to any shareholders, directors, officers, employees or consultants of STI; (xx) repaid any loans or other advances from shareholders or Affiliates of STI, or repaid any indebtedness of STI for which ASTIHL was a guarantor or was otherwise directly or indirectly liable; (xxi) changed or modified the terms or amounts of its insurance coverages; (xxii) received any communication from any customer during the last full fiscal year to the effect that such customer does not intend to continue to purchase merchandise from it in a manner consistent with past purchases; (xxiii) made any material capital expenditures or commitment therefor; or (xxiv) entered into any written or oral agreement, other than this Agreement, to do any of the things enumerated in (i) through (xxiii) of this Section 3.13.

      3.14) Assets. The fixtures, equipment, facilities and operating assets of STI are suitable for the uses for which intended, free from material defects and in good operating condition (ordinary wear and tear excepted) in all material respects. All such assets are being and have been properly and regularly serviced and maintained by STI in a manner that would not void or limit the coverage of any warranty thereon. STI has good, marketable and insurable title to, or, in the case of leases, valid and subsisting leasehold interests in, all assets used in the Business, free and clear of any Liens except Liens for current taxes or assessments not yet due and payable.

      3.15) Intellectual Property. Except as set forth in SCHEDULE 3.15, all right, title and interest in and to all Intellectual Property that is necessary to or used in (i) the Business as presently conducted, and (ii) research and development programs of ASTIHL or STI relating to the Business, are owned by or licensed exclusively to, without royalties, on-going fees or commissions, STI, free and clear of any Liens. Except as set forth in SCHEDULE 3.15 with specific reference to this sentence, neither STI, the Business, the Intellectual Property owned by or licensed to STI nor any of the products of STI used in the Business, infringes, misuses, or conflicts with the rights, including Intellectual Property rights, of others and, to STI's and ASTIHL's knowledge, there is no reasonable basis to suspect that such infringement, misuse or conflict exists. No present or former employee or consultant of STI has violated any noncompetition, confidentiality, or assignment of inventions covenant or obligation by reason of such employee's or consultant's employment with or consulting to ASTIHL or STI. None of the Intellectual Property used by STI was created using misappropriated Intellectual Property. No present or former employee or consultant of STI has, by actions taken while an employee or consultant of STI, violated any covenant or obligation not to solicit the employees of any other person or entity. The Intellectual Property owned by or licensed to STI has not been challenged in any judicial or administrative proceeding. No employee or consultant of STI or an Affiliate of STI has any rights as an individual in or to any of the Intellectual Property and no Affiliate of ASTIHL or STI has any rights in or to any of the Intellectual Property used in the Business. All Intellectual Property necessary to or used in the Business is listed in SCHEDULE 3.1C and has the status indicated therein and all applications are still pending in good standing and have not been abandoned. ASTIHL and STI have taken commercially reasonable steps and appropriate actions to record their interests, and protect their rights, in the Intellectual Property. To STI's and ASTIHL's knowledge, no person or entity nor such person's or entity's business nor any of its products has infringed, misused, misappropriated or conflicted with the Intellectual Property rights of STI or currently is infringing, misusing, misappropriating or conflicting with such rights and there is no reasonable basis to suspect that such infringement, misuse or conflict exists. Except as set forth on SCHEDULE 3.15, no employee or consultant of STI is subject to or otherwise restricted by any employment, nondisclosure, assignment of inventions, nonsolicitation of employees or noncompetition agreement between such employee or consultant and a third party, except as set forth in nondisclosure agreements executed on behalf of STI with third parties. Except as set forth on SCHEDULE 3.15, all employees and consultants of STI have signed a confidentiality and assignment of inventions agreement in the form attached hereto as part of SCHEDULE 3.15, and, assuming due execution on the part of such employee or consultant, each such agreement is, and after the Closing shall remain, the legal, binding and enforceable obligation of such employee or consultant.

      3.16) Accounts Receivable. All accounts and notes receivable shown on the most recent Financial Statement and all accounts and notes receivable created up to the Closing Date will be collected in the ordinary course of business (net of the allowance set forth or reflected in the Financial Statements for doubtful accounts). All accounts and notes receivable shown on the most recent Financial Statement are, except to the extent already paid, valid and collectible obligations owing to STI, not subject to any defenses or set-offs. STI has no notes or accounts receivable due to it from any director, officer, or employee. With respect to the accounts receivable set forth in the Financial Statements, neither ASTIHL nor STI has made promises or other commitments which require additional engineering or modification of products delivered to customers except as otherwise disclosed in SCHEDULE 3.16.

      3.17) Inventories. All finished goods Inventories of STI consist of items of merchantable quality and quantity usable or salable in the ordinary course of the Business, and are salable at prevailing market prices and do not have a value materially less than the book value amounts thereof. All Inventories of STI conform to the specifications established therefor and all applicable regulatory requirements. The quantities of all Inventories (net of allowance for obsolete or excess inventory consistent with past practice) are not obsolete, damaged, defective or excessive, and are reasonable in the circumstances of STI's business. SCHEDULE 3.17 sets forth a complete list of the addresses of all warehouses or other facilities owned or leased by STI, or at distributor or customer locations, and in which the Inventories related to the Business are located.

      3.18) Licenses; Compliance with Laws, Regulations, Etc. STI possesses all permits, licenses and other approvals and authorizations that are necessary for the conduct of its business as presently conducted, and all of such licenses, permits and other approvals and authorizations are in good standing, full force and effect. All such licenses, permits, approvals or authorizations will not be affected by the transactions contemplated herein. STI and its respective actions, properties, products, practices and procedures, and any agreements to which STI is a party or is bound, have complied, and are in compliance, in all respects with all applicable laws (including common law), statutes, ordinances, orders, decrees, rules, regulations, interpretations and requirements promulgated by governmental or other authorities, except to the extent that any noncompliance would not have a Material Adverse Effect. To the best knowledge of ASTIHL, no statute, rule, regulation, order or interpretation has been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court that would make consummation by ASTIHL of the transactions contemplated by this Agreement illegal.

      3.19) Litigation. Except as set forth in SCHEDULE 3.19, there is no action, lawsuit, claim, proceeding, or investigation of any kind pending or threatened against, by or affecting STI or the Business. STI is not in default with respect to any order, writ, injunction, or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting or relating to its business or assets. No suit, action or other proceeding is pending or threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or other proceeding is pending or overtly threatened.

      3.20) Warranties. All products manufactured or sold, and all services provided, by STI have complied, and are in compliance, in all material respects with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental, trade association or regulatory specifications therefor or applicable thereto. The warranty reserve on the Financial Statements is determined in accordance with Singapore GAAP. The terms of the product and service warranties and product return, discount, demo sales and credit policies for STI are set forth in SCHEDULE 3.20.

      3.21) Leases, Contracts. STI has performed in all material respects the obligations required to be performed by it and is not in default under any lease, contract, mortgage, promissory note, evidence of indebtedness, purchase order or other agreement or commitment to which STI is a party or by which STI is bound, and the same are in full force and effect on the date hereof and valid and enforceable by STI in accordance with their respective terms except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance or other equitable remedies; there has not been any event of default (or any event or condition that with notice or the lapse of time, both or otherwise, would constitute an event of default) on the part of STI or, to STI's knowledge, any party to any thereof; and neither the performance nor the breach by STI of any such lease, contract, mortgage, promissory note, evidence of indebtedness or other agreement will have a Material Adverse Effect.

      3.22) Insurance Policies. All policies of insurance listed in SCHEDULE 3.1H are in full force and effect, have been issued, directly or indirectly, for the benefit of STI by properly licensed reputable insurance carriers, are to STI's knowledge adequate for the assets, business and operations of STI. STI has promptly and properly notified its insurance carriers of any and all claims known to it with respect to its operations or products for which it is insured. The insurance policies or substantially similar policies applicable to STI have been in full force and effect since STI's inception.

      3.23) Labor Agreements. STI is not a party to any collective bargaining agreement with any labor organization or to any other agreement or understanding containing any severance pay or change of control liabilities or obligations. STI has not committed any unfair labor practice. There is not currently pending or threatened a demand for recognition from any labor union with respect to, and STI has no knowledge of any attempt that has been made or is being made to organize, any of the persons employed by STI. There has never been and is not now any strike, slow-down, work stoppage or lockout, or any threat thereof, by or with respect to any of the employees of STI. To STI's knowledge, there has never been and is not now any strike, slow-down, work stoppage or lockout, or any threat thereof, by or with respect to any supplier of STI that has had, or could reasonably be expected to have, a Material Adverse Effect upon the Business.

      3.24) Benefit Plans.

            (a) Except as set forth on SCHEDULE 3.1J, STI does not sponsor, maintain, contribute to, and, since its inception, has not sponsored, maintained or contributed to or been required to contribute to, any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of ERISA, including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA. Each such Pension Plan presently maintained by STI is in compliance with applicable provisions of ERISA, the Code and other applicable law.

            (b) STI does not sponsor, maintain, contribute to, and, since its inception, has not sponsored, maintained or contributed to or been required to contribute to, any Pension Plan that is a "Multiemployer Plan" within the meaning of Section 4001(a)(3) of ERISA.

            (c) Except as set forth on SCHEDULE 3.1J, STI does not sponsor, maintain, contribute to, and, since its inception, has not sponsored, maintained, contributed to, or been required to contribute to, any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise. Each such Welfare Plan presently maintained by STI is in compliance with the provisions of ERISA, the Code and all other applicable laws, including, but not limited to, Section 4980B of the Code, the regulations thereunder and Part 6 of Title I of ERISA. Except as set forth in SCHEDULE 3.1J, STI has not established or contributed to any "voluntary employees' beneficiary association" within the meaning of
      Section 501(c)(9) of the Code.

            (d) STI does not sponsor, maintain or contribute to, and, since its inception, has not sponsored, maintained or contributed to, a "self-insured medical reimbursement plan" within the meaning of Section 105(h) of the Code and the regulations thereunder.

            (e) Except as set forth in SCHEDULE 3.1J, STI does not currently maintain or contribute to any oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, option or other equity-based compensation, retirement, severance, change of control, vacation, sick or personal leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance or other benefit or welfare or other similar plan, agreement, trust, fund or arrangement providing for the remuneration or benefit of all or any employees or members, that is neither a Pension Plan nor a Welfare Plan (collectively, the "Compensation Plans").

            (f) Full payment has been made of all amounts that STI is required, under applicable law, with respect to any Pension Plan, Welfare Plan or Compensation Plan, or any agreement relating to any Pension Plan, Welfare Plan or Compensation Plan, to have paid as a contribution to each Pension Plan, Welfare Plan or Compensation Plan. To the extent required by GAAP, STI has made adequate provisions for reserves to meet contributions that have not been made because they are not yet due under the terms of any Pension Plan, Welfare Plan or Compensation Plan or related agreements. There will be no change on or before the Closing Date in the operation of any Pension Plan, Welfare Plan or Compensation Plan or documents under which any such plan is maintained that will result in an increase in the benefit liabilities under such plan, except as may be required by law. For each Pension Plan, Welfare Plan or Compensation Plan that is funded by STI, STI has segregated funds in an amount consistent with reasonable commercial practices to satisfy the obligations of such plans and has obtained stop-loss coverage in reasonable commercial amounts to protect against significant claims.

            (g) SCHEDULE 3.1J lists all Pension Plans, Welfare Plans and Compensation Plans, and if any Plans are listed thereon, STI has delivered to August, or given August access to, complete and accurate copies of all of such Pension Plans, Welfare Plans, Compensation Plans.

            (h) Except to the extent specifically disclosed in SCHEDULE 3.1J, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Pension Plan, Welfare Plan, Compensation Plan or other arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. Except to the extent specifically disclosed on SCHEDULE 3.1J, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of STI or any of their respective Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulations Section 1.280G-1) under any Pension Plan, Welfare Plan or Compensation Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

      3.25) No Finders. No act of ASTIHL or STI has given or will give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated herein.

      3.26) Contracts with Related Parties. Except as set forth in SCHEDULES 3.1I or 3.26, there are no agreements or contracts between STI and any of its officers, directors, shareholders or any entity in which any officer, director or shareholder owns a more than five percent (5%) equity interest and no agreements or contracts between STI and its Affiliates.

      3.27) Relations with Suppliers and Customers. No current supplier of STI has cancelled any contract or order for provision of, and, to STI's knowledge, there has been no threat by any such supplier not to provide, raw materials, products, supplies, or services to the businesses of STI either prior to or following the Closing. Except as set forth in SCHEDULE 3.27, STI has not received any information from any customer to the effect that such customer intends to materially decrease the amount of business it does with STI either prior to or following the Closing. ASTIHL agrees to update SCHEDULE 3.27 by Closing to list all material suppliers to STI of any manufacturing or processing raw materials, products, supplies, or services, including names and telephone numbers of contact persons.

      3.28) Product Liability Claims. All products that STI has in Inventory or has sold have been and are merchantable, free from material defects in material or workmanship, and suitable for the purpose for which they are sold and meet the customer specifications or other contractual requirements with respect to the sales order or purchase order for such product. Except as set forth in
SCHEDULE 3.28, STI has not incurred any uninsured or insured Product Liability and ASTIHL has not incurred any uninsured or insured Product Liability with respect to the Die Sort Products. Except as set forth in SCHEDULE 3.28, STI has not received a claim based upon alleged Product Liability, and, to STI's and ASTIHL's knowledge, no basis for any such claim exists. Except as set forth in
SCHEDULE 3.28, ASTIHL has not received a claim based upon alleged Product Liability with respect to the Die Sort Products, and, to STI's and ASTIHL's knowledge, no basis for any such claim exists. To STI's and ASTIHL's knowledge, STI has no liability or obligation with respect to any Product Liability, whether or not heretofore asserted, or product recalls related to products manufactured, sold, or leased prior the Closing.

      3.29) Environmental Matters. Except as set forth on SCHEDULE 3.29, STI has obtained, and is in compliance with, all permits, licenses or other approvals necessary under the Environmental Laws or Regulations with respect to STI's business or assets, and is in compliance with all Environmental Laws or Regulations applicable to STI's business or assets, except to the extent that any noncompliance would not have a Material Adverse Effect. The business and assets of STI comply with all such Environmental Laws or Regulations. SCHEDULE
3.29 sets forth all Hazardous Substances that have been used, stored, manufactured, generated, transported, released or disposed of in connection with or as a result of the business or assets of STI, and such Hazardous Substances have been used by STI in compliance with applicable

Environmental Laws and Regulations. Neither STI, nor its business, assets or the real property presently or formerly used by STI in connection therewith, have been or are subject to, any actual or threatened investigations, administrative proceedings, litigation, remedial action, regulatory hearings, or other action threatened, proposed or pending that alleges (i) actual or threatened violation of or noncompliance with any Environmental Law or Regulation; or (ii) actual or threatened personal injury, property damage, contamination, responsibility or liability of any kind resulting from on-site exposures to, off-site treatment, storage or disposal of, or release or threatened release of a Hazardous Substance. STI has not taken any action or failed to take any action with respect to its business, assets or the real property presently or formerly used by STI in connection therewith that might reasonably be expected to result in
(i) actual or threatened violation of or noncompliance with any Environmental Law or Regulation; or (ii) actual or threatened personal injury, property damage, contamination, responsibility or liability of any kind resulting from on-site exposures to off-site treatment, storage or disposal of, or release or threatened release of a Hazardous Substance. STI has delivered to August, or given August access to, true and complete copies of all (if any) reports, studies or tests in the possession of or initiated by STI that pertain to Hazardous Substances or other environmental concerns regarding the business or assets of STI or any real property used by STI in connection with its business or assets. With respect to the real property presently or formerly used in connection with the business and assets of STI, (i) no above-ground or underground storage tanks are or were present on such real property or any improvements on structures thereon; (ii) such real property is not listed on the federal CERCLIS or on any local, state or federal list of hazardous waste sites; and (iii) no Lien in favor of any governmental authority in response to a release or threatened release of any Hazardous Substance has been filed or attached to such real property.

      3.30) Location of Real Property. SCHEDULE 3.1A sets forth an address and a complete and accurate legal description of all the Real Property owned and/or leased by STI (the "Real Property"). STI legally or beneficially owns or leases, and has not agreed to acquire or lease any real property or any interest in any real property, other than the Real Property.

      3.31) Title to Real Property. STI has the exclusive right to possess, use and occupy all the Real Property owned or leased by it, free and clear of all Liens.

      3.32) Business and Marketing Plans. STI has made available to August all material methods, plans or marketing programs employed by STI in connection with its business, including, but not limited to, all strategic and long term plans or goals.

      3.33) Employees.

            (a) Except as set forth in SCHEDULE 3.33, with respect to persons who provide services to STI neither STI nor any Affiliate is a party to any employment, consulting or severance agreement or any other arrangement relating to the business of STI, written or oral, providing for compensation for services, and no employee of STI or any Affiliate is indebted, and as of the Closing will not be indebted, to STI or any Affiliate.

            (b) Except as set forth in SCHEDULE 3.33, the consummation of the transactions contemplated by this Agreement will not entitle any employee or former employee of STI or any Affiliate to any severance pay, unemployment compensation or similar payment or increase the amount, or accelerate the time for payment or vesting, of any compensation due to any such employee or former employee.

            (c) To the knowledge of STI, no officer or employee of STI or any Affiliate is a party to any agreement for the benefit of any person other than STI containing any prohibition or restriction on engaging in any business, competing or soliciting customers relating to the business of STI.

            (d) STI has complied with all applicable laws, regulations, rules, judgments, orders and decrees relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums, and has paid or accrued all wages and benefits required by any employment contract or collective bargaining agreement, or any applicable law, regulation, rule, judgment, order or decree or by the policies or procedures of STI. STI has withheld and paid to the appropriate governmental authorities all amounts required to be withheld from its employees. STI has properly classified all independent contractors. STI has complied with all of its employment verification obligations pursuant to INA 274A, 8 USC 1324a, by completing Employment Eligibility Verification, Form I-9, for all of its employees including an examination of each employee's documentation and verification of the employee's eligibility to work in the United States of America.

            (e) All accrued obligations of STI for payments due to trusts or other funds or to any governmental agency or authority with respect to unemployment compensation benefits, social security benefits or any other benefits for their employees have been paid or adequate accruals therefor have been made in the most recent Financial Statements.

            (f) All reasonably anticipated obligations of STI for vacation and holiday pay, sick pay, bonuses and other forms of compensation payable to persons rendering services to STI have been paid or adequate accruals therefor have been made in the most recent Financial Statements as required by GAAP.

      3.34) Agreements Restricting Business. Except as disclosed in SCHEDULE 3.34, STI is not a party to any agreement or arrangement which restricts the freedom of STI to carry on its business, including any contract or agreement which contains covenants by STI not to compete in any line of business with any other person.

      3.35) Corporate Records. The minute books of STI, copies of which have been provided to August, contain complete copies of the Certificate of Incorporation of STI and its By-Laws, together with accurate and complete minutes of all meetings and resolutions of STI's Board of Directors and shareholders held or passed, enacted, consented to or adopted since incorporation. There are no outstanding or pending applications or filings which would alter in any way the Certificate of Incorporation or corporate status of STI. All resolutions of STI were duly passed and all meetings of STI were duly held, and the share certificate books and share certificate registers are complete and accurate and shall reflect all transactions contemplated by this Agreement. The corporate records of STI have been maintained in all material respects in accordance with all applicable statutory requirements and are complete and accurate.

      3.36) Propriety of Past Payments. No funds or assets of STI have been used for illegal purposes. Except for intercompany loans to be satisfied or converted to equity pursuant to Section 5.12, all financial transactions by or on behalf of STI have been duly and properly recorded and accounted for in STI's books and records and no false or artificial entry has been made in the books and records of STI for any reason. No payment has been made by or on behalf of STI with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment or in the event that there are no documents supporting such payment, then for valid business purposes. STI has not made, directly or indirectly, any illegal contributions to any political party or candidate or government official, either domestic or foreign.

      3.38) Investment Representations.

            (a) The shares of August Common Stock acquired by ASTIHL will be acquired for ASTIHL's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

            (b) ASTIHL understands that (i) the shares of August Common Stock being issued hereunder have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to
      Section 4(2) thereof, and (ii) unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration thereunder (in accordance with Article 11 hereof or otherwise), such shares must be held by ASTIHL indefinitely and ASTIHL must therefore bear the economic risk of such shares indefinitely. In accordance with Article 11 hereof, August agrees to file a registration statement relating to the shares of August Common Stock acquired by ASTIHL and use commercially reasonable efforts to cause such registration statement to become effective with the SEC within 45 days of the Closing Date, knows of no reason or circumstance why the shares will not be so registered.

      3.39) Completeness of Disclosures. None of the representations or warranties made by ASTIHL and STI in this Agreement, and no certificate or Schedule furnished or to be furnished by or on behalf of STI or ASTIHL to August pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact the omission of which would be misleading in light of the circumstances under which they were made.

      3.40) No Implied Representations. It is the explicit intent of the parties hereto that STI and ASTIHL are not making any representation or warranties whatsoever, expressed or implied, except those representations and warranties of STI and ASTIHL contained in this Agreement, the

Schedules attached hereto, or the certificates to be provided by STI and ASTIHL pursuant to this Agreement (the "ASTIHL's Certificates").

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF AUGUST

      August represents and warrants to ASTIHL as follows, and acknowledges that the same shall be true and correct as of the Closing Date (as if made at the Closing) and shall be deemed to have been relied upon by ASTIHL:

      4.1) Organization. August is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

      4.2) Authorization and Binding Obligation. The execution, delivery and performance by August of this Agreement and the transactions contemplated hereby has been duly and validly authorized and approved, by all requisite corporate action on the part of August. August has all requisite power and authority to do and perform all acts and things required to be done by it under this Agreement and the agreements contemplated hereby. This Agreement constitutes the valid and binding obligation of August enforceable in accordance with its terms except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance.

      4.3) Consents Required. Except for (i) any applicable requirements of the Securities Act, the Exchange Act and securities laws of the states of the United States of America; (ii) the HSR Act and the Foreign Transaction Laws, and (ii) any items set forth in SCHEDULE 4.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in compliance with the terms and provisions hereof by August will not:

            (a) Conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation or Bylaws of August, or any material instrument, agreement, mortgage, lease, judgment, order, award, decree or other instrument or restriction to which August is a party or by which August or any of its assets is bound or affected;

            (b) Violate any statute, rule, regulation, order or decree of any federal, state, local or foreign body or authority by which August or any of its properties or assets may be bound;

            (c) Require any affirmative approval, consent, authorization or other order or action of any court, governmental authority, regulatory body, creditor or any other person; or

            (d) Give any party with rights under any such material instrument, agreement, mortgage, lease, judgment, order, award, decree or other instrument or restriction the right to terminate, modify or otherwise change the rights or obligations of August thereunder.

      4.4) No Finders. To the knowledge of August, no act of August has given or will give rise to any valid claim against ASTIHL for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated herein.

      4.5) Capital Stock. As of the opening of the market on the date of this Agreement, the authorized stock of August consists of 45,000,000 shares of common stock, no par value per share, 13,037,157 of which are issued and outstanding, validly issued, fully paid, and nonassessable.

      4.6) SEC Documents. August has filed all required reports, schedules, forms, statements and other documents with the SEC since June 13, 2000 (the "August SEC Documents"). As of their respective dates, August SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such August SEC Documents, and none of August SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any August SEC Document has been revised or superseded by a later-filed August SEC Document, filed and publicly available prior to the date of this Agreement (the "August Filed SEC Documents"), as of the date of this Agreement none of August SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of August included in August SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of August as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in August Filed SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, August has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of August or in the notes thereto which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on August.

      4.7) Absence of Certain Changes of Events. Except as disclosed in August Filed SEC Documents, and except as expressly contemplated by this Agreement, since the date of the most recent financial statements included in August Filed SEC Documents, August has conducted its business only in the ordinary course, and there has not been:

            (a) any event, occurrence or development of a state of circumstances of facts which has had a Material Adverse Effect on August;

            (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of August Common Stock, or any repurchase, redemption or other acquisition by August of any outstanding shares of August Common Stock or other securities of, or other ownership interests in, August;

            (c) any split, combination or reclassification of any of August Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of August Common Stock;

            (d) any incurrence, assumption or guarantee by August of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices (including any such borrowings under its existing bank credit facility);

            (e) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business assets of August which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on August;

            (f) any change in any method of accounting or accounting practice by August, except for any such change required by reason of a concurrent change in generally accepted accounting principles; or

            (g) any agreement to do any of the foregoing.

      4.8) Issuance of August Common Stock. The August Common Stock issued to ASTIHL pursuant to this Agreement shall be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully-paid, nonassessable, and shall share equally in all dividends declared or paid by August after the Closing Date with the existing issued August Common Stock. The August Common Stock shall be issued in compliance with all applicable federal and state securities laws.

      4.9) Completeness of Disclosures. None of the representations or warranties made by August in this Agreement, and no written statement, certificate or Schedule furnished or to be furnished by or on behalf of August to ASTIHL pursuant to this Agreement, or in connection with the transaction contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact the omission of which would be misleading in light of the circumstances under which they were made.

      4.10) No Implied Representations. It is the explicit intent of the parties hereto that August is not making any representation or warranty whatsoever, expressed or implied, except those representations and warranties of August contained in this Agreement, the Schedules attached hereto, or the certificates to be provided by August pursuant to this Agreement (the "August Certificates").

                                    ARTICLE 5
                              PRE-CLOSING COVENANTS

      5.1) Approvals and Consents. ASTIHL and STI will use all commercially reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of ASTIHL and STI to consummate the transactions contemplated herein. August agrees to cooperate with ASTIHL and STI in connection with obtaining such approvals and consents. August will use all commercially reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of August to consummate the transactions contemplated herein. ASTIHL agrees to cooperate with August, and to cause STI to cooperate with August in connection with obtaining such approvals and consents.

      5.2) Preserve Accuracy of Representations and Warranties. ASTIHL and STI shall refrain from taking any action, except with the prior written consent of August, that would render any representation, warranty or agreement of ASTIHL in this Agreement inaccurate or breached as of the Closing (as though made at and as of the Closing) in any material respect. At all times prior to the Closing, ASTIHL will promptly inform August in writing with respect to any matters hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules pursuant to Article 3. August shall refrain from taking any action, except with the prior written consent of ASTIHL, that would render any representation, warranty or agreement of August in this Agreement inaccurate or breached as of the Closing (as though made at and as of the Closing) in any material respect.

      5.3) Maintain the Business as Going Concern. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, ASTIHL will conduct the Die Sort Business and STI will conduct its operations, according to its ordinary and usual course of business and consistent with past practice, and each of ASTIHL and STI will use all commercially reasonable efforts, to the extent that it is within its control, to preserve intact the business organization of STI and the Die Sort Business of ASTIHL, in each case to maintain its prospects, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. ASTIHL will promptly advise August orally and in writing of any materially adverse change in the business, prospects, properties, results of operations or condition (financial or otherwise) of the Die Sort Business or STI and permit August to consult with ASTIHL or STI with respect to any material changes in the Business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement or to the extent specifically disclosed on the Schedules hereto, during the period from the date hereof to the Closing Date, STI will not, without the prior written consent of August:

            (a) amend its Certificate of Incorporation or Bylaws;

            (b) authorize for issuance, issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares or other equity of any class or any securities convertible into shares or other equity of any class;

            (c) split, combine or reclassify any shares, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its outstanding equity; or redeem or otherwise acquire any shares or other securities; or amend or alter any material term of any of its outstanding securities;

            (d) create, incur or assume any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person; or create, incur or assume any Lien on any material asset;

            (e) (i) increase in any manner the compensation of any of its directors, officers, employees, members or consultants, except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof that have been fully disclosed to August, or accelerate the payment of any such compensation (whether or not any such acceleration is consistent with past practice); (ii) pay or accelerate or otherwise modify the payment, vesting, exercisability, or other feature or requirement of any pension, retirement allowance, severance, change of control, or other employee benefit not required by any existing plan, agreement or arrangement or by applicable law to any such director, officer, employee, member or consultant, whether past or present; or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance, change of control, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

            (f) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof, (i) sell, transfer, mortgage, or otherwise dispose of or encumber any real or personal property, (ii) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise), or (iii) cancel any debts or waive any claims or rights, which involve payments or commitments to make payments that individually exceeds $2,000 or, in the aggregate, exceed $10,000;

            (g) make or agree to make any new material capital expenditure or expenditures;

            (h) enter into or terminate or materially amend, extend, renew, or otherwise modify (including, but not limited to, by default or by failure to act) any joint ventures or any other agreements, commitments or contracts that, individually or in the aggregate, are material to STI (except agreements, commitments or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale or lease of goods, services or properties in the ordinary course of business, consistent with past practice), or otherwise make any material change in the conduct of the business or operations of STI;

            (i) enter into or terminate, or amend, extend, renew or otherwise modify (including, but not limited to, by default or by failure to act) any distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply or similar contract, agreement or understanding (except agreements, commitments or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale or lease of goods, services or properties in the ordinary course of business, consistent with past practice);

            (j) materially change its credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

            (k) remove or permit to be removed from any building, facility or real property any machinery, equipment, fixture, vehicle or other personal property or parts thereof, except in the ordinary course of business;

            (l) alter or revise its accounting principles, procedures, methods or practices, except as may be required by GAAP;

            (m) institute, settle or compromise any claim, action, suit or proceeding pending or threatened by or against it involving amounts in excess of $10,000, at law or in equity or before any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality;

            (n) distribute or otherwise circulate any notices, directives or other communications directed to all or groups of customers, vendors, employees, distributors or others associated with its business (except in the ordinary course of business consistent with past practice) without consulting with August, giving August reasonable opportunity to comment thereon and obtaining prior to distribution August's approval thereof, which shall not unreasonably be withheld;

            (o) take any action that would render any representation, warranty, covenant or agreement of ASTIHL in this Agreement inaccurate or breached as of the Closing Date; or

            (p) agree, whether in writing or otherwise, to do any of the foregoing.

      5.4) No Solicitation of Other Offers. Neither ASTIHL nor STI, nor any of their officers, directors, agents or Affiliates (including Flextech) shall solicit, entertain, discuss or consider any offer, inquiry or proposal with respect to the direct or indirect sale, merger or other acquisition or licensing of the Business (or any material portion or items thereof) or of any outstanding Shares by any third party other than August. Notwithstanding the foregoing, Flextech shall not be prohibited from soliciting, negotiating, entering into an agreement regarding and consummating a transaction for, the sale of any or all of the shares of capital stock of ASTIHL to any buyer who is not a competitor of August. Further, notwithstanding the foregoing, ASTIHL shall not be prohibited from soliciting, negotiating, entering into an agreement regarding and consummating a transaction for, the sale, merger or license of any business or assets of ASTIHL not included in the Business.

      5.5) Access to Information and Records Before Closing. During the period from the date hereof to the Closing Date, STI shall afford to August, and to August's accountants, officers, directors, employees, counsel and other representatives, unencumbered access during normal business hours, to all of its properties, books, contracts, commitments and records, and, during such period, ASTIHL and STI shall furnish promptly to August all information concerning the business, prospects, properties, results of operations, condition (financial or otherwise) or personnel of STI as August may reasonably request. During the period from the date hereof to the Closing Date, the parties shall in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of the Business and, in connection therewith, August shall be entitled to have employees or other representatives present at the offices of STI at all such times as reasonably deemed necessary by August to protect its interest as a prospective owner of the Business and to observe, and be kept informed concerning, the operations and business planning of STI. August shall hold in confidence all such nonpublic information in accordance with the Confidentiality Agreement dated February 28, 2002. August agrees to use best efforts to minimize disruptions to the Corporation, and not to interfere in the management, operations and business of the Corporation prior to the Closing Date.

      5.6) Approval of ASTIHL. To induce August to enter into this Agreement, ASTIHL, represents and agrees: (i) this Agreement and the transactions contemplated hereby require the approval of the board of directors and shareholders of ASTIHL; (ii) the board of directors of ASTIHL has approved this Agreement and the transactions contemplated hereby and resolved to submit this Agreement and the transactions contemplated hereby to a vote of its shareholders with a recommendation that such shareholders approve this Agreement and the transactions contemplated hereby; and (iii) ASTIHL agrees to use its best commercial efforts to convene a general meeting of its shareholders to seek and obtain the approval of its shareholders of this Agreement and the transactions contemplated hereby as soon as reasonably practicable and to take any and all other action as may be necessary or appropriate to obtain such board or shareholder approval as may be necessary to consummate the transactions contemplated hereby.

      5.7)  Intellectual Property Transfers.

            (a) On or prior to the Closing Date, ASTIHL shall verify that STI owns, and/or shall transfer to STI, all right, title and interest in and to, all Intellectual Property necessary to or used in the manufacture, use or sale of the products of the Wafer Inspection Business to the satisfaction of August (such Intellectual Property shall include that listed on SCHEDULE 3.1C), and shall enter into such agreements satisfactory to August including, but not limited to, that certain License and Noncompetition Agreement attached hereto as EXHIBIT 5.7(A) (the "License Agreement") that shall cause ASTIHL and Affiliates to transfer to STI all right, title and interest in and to all Intellectual Property necessary to or useful to or used in the manufacture, use or sale of the products of the Business.

            (b) With respect to the Die Sort Business, on or prior to the Closing, ASTIHL shall enter into that certain Die Sort OEM Agreement attached hereto as EXHIBIT 5.7(B) (the "Die Sort OEM Agreement").

            (c) With respect to the certain trademarks, ASTIHL and Affiliates or such entity as shall be appropriate, shall grant to August on or prior to the Closing Date a worldwide, royalty free license to use such trademarks for a period of two (2) years following the Closing Date on terms acceptable to the parties as set forth in the License Agreement.

      5.8) Transfer by Related Parties. Prior to the Closing Date, all right, title and interest in and to the Business that is held by an Affiliate of ASTIHL or an Affiliate of STI or any third party shall be transferred to STI in a form acceptable to August. Prior to the Closing, all right, title and interest in and to any assets not relating to the Business that are held by STI shall be transferred to ASTIHL or an Affiliate of ASTIHL or any third party so designated by ASTIHL.

      5.9) Additional Financial Statements and Reports. As soon as reasonably practicable, ASTIHL shall furnish to August copies of all balance sheets and related statements of income, changes in financial position and changes in equity of STI that may be regularly prepared in the ordinary course of business, after the date hereof and prior to the Closing Date, including but not limited to monthly balance sheets and related statements of income and quarterly balance sheets and related statements of income, changes in financial position and changes in equity. Such financial statements will be prepared in conformity with GAAP applied on a consistent basis and fairly present the financial condition, results of operations and changes in financial position of STI (subject, in the case of unaudited financial statements, to the absence of complete footnotes thereto), as of the dates and for the periods covered by such statements.

      5.10) Certain Notifications. ASTIHL shall promptly notify August in writing of the occurrence of any event that will or could reasonably be expected to result in the failure to satisfy any of the conditions specified in Article 6.

      5.11) Intercompany Debts. On or prior to Closing, ASTIHL and STI shall have caused all of the liabilities of STI to ASTIHL, and their Affiliates to be satisfied or converted to equity such that ASTIHL remains the sole shareholder of STI and STI shall have received releases from such parties with respect to the intercompany loan balances as August may deem appropriate in its sole discretion. ASTIHL shall take August's instructions on how to achieve this in a manner which will eliminate any possible tax consequences to STI.

      5.12) Distribution of the Fixed Assets Related to Machining Equipment. On or prior to Closing Date, STI shall distribute the fixed assets related to the machining equipment associated with machining and milling parts set forth on the attached SCHEDULE 5.12 to ASTIHL and/or its Affiliates as a reduction of the intercompany loan balances based on the net tax basis of such assets.

      5.13) Audit Reports. On or prior to Closing Date, ASTIHL shall provide to August financial statements of STI prepared in accordance with GAAP, (i) for the years ended December 31, 2000 and December 31, 2001 audited by a firm of independent public accountants of recognized international standing and (ii) for the three months ended March 31, 2002 and 2001, or if closing occurs more than 20 days after June 30, 2002, for the six months ended June 30, 2002 and 2001, which three or six month statements shall be unaudited financial statements of STI prepared in accordance with and in a form that will enable August to satisfy SEC requirements regarding the filing of financial statements of the Business, as determined by August and August's accountants. ASTIHL acknowledges that the financial statements required by this Section 5.13 are those necessary for August to comply with its filing obligations under the rules of the Exchange Act and that to the extent August notifies ASTIHL in writing referencing this
Section 5.13 that such filing obligations require less or more than the financial information identified here, (e.g. if August is obligated to file audited financial statements for only the two most recent fiscal years or if August is obligated to file financial information for the Die Sort Business as well as financial information of STI) ASTIHL shall provide to August on or prior to the Closing such financial information as may be required in accordance with the Exchange Act rules.

      5.14) Escrow Agreement. On or prior to the Closing Date, August and ASTIHL shall execute and deliver an Escrow Agreement substantially in the form attached hereto as EXHIBIT 5.14 (the "Escrow Agreement").

      5.15) Release Agreement. On or prior to the Closing Date, ASTIHL and Flextech shall execute and deliver a Release and Assurance Agreement substantially in the form attached hereto as EXHIBIT 5.15 (the "Release Agreement").

      5.16) Tax Matters.

            (a) Net Operating Losses. ASTIHL shall use its best efforts to assist August to understand and utilize or plan to utilize following the Closing any and all net operating losses related to the Business and STI.

            (b) Section 338 Election. ASTIHL agrees to make any Section 338 Election as may be requested by August as set forth below.

                  (i) Joint Election. At the request of August prior to the
            Closing, each of ASTIHL and August will take any and all action necessary to effect a timely and irrevocable election under Section 338 of the Code (and the Treasury Regulations and administrative pronouncements thereunder) and any comparable provision of state, local, or foreign tax law (collectively a "Section 338 Election"). ASTIHL and August shall file all tax returns in a manner consistent with the Section 338 Election, if made by August, and will not take any position contrary thereto.

                  (ii) Form 8023. At Closing, ASTIHL will deliver to August two properly executed (by ASTIHL) and completed copies of Internal Revenue Service Form 8023 with respect to STI (collectively, the "Form 8023") and, as applicable, two properly executed and completed copies of any analogous forms required pursuant to state, local, or foreign tax law. Prior to the Closing Date, August will provide ASTIHL with the information regarding August necessary to enable ASTIHL to complete the Form 8023. The Form 8023 that ASTIHL deliver to August at the Closing will be complete in all respects and shall reflect all, and shall not contradict any, of the allocations set forth below. The parties shall be responsible for filing the Form 8023 and such other required forms as appropriate in accordance with applicable law.

                  (iii) Allocation of Purchase Price. If the parties make a
            Section 338 Election, the parties agree that the "Adjusted Grossed-Up Basis" the "Aggregate Deemed Sale Price", the "Modified Aggregate Deemed Sales Price" as such terms are defined in the Code, and any other required allocations shall be allocated to the assets of STI as may be determined by August and such allocation shall be used by the parties with respect to all tax returns filed by the parties and in connection with a Section 338 Election.

                  (iv) Purchase Price. The parties agree that there shall be no adjustment to the Purchase Price resulting from a Section 338 Election.

                  (v) August's Discretion. August may, in its sole discretion, choose not to make a Section 338 Election.

      5.17) Further Actions. Subject to the terms and conditions herein provided and without being required to waive any conditions herein, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. ASTIHL, STI and August will use all reasonable efforts to obtain such governmental or regulatory approvals as they deem necessary or appropriate for the consummation of the transactions contemplated hereby.

                                    ARTICLE 6
                               CLOSING CONDITIONS

      6.1) Conditions to Obligations of August and ASTIHL. The respective obligations of each party to consummate the transactions contemplated by this Agreement to occur on the Closing Date will be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the party for whose benefit such conditions exist, in whole or in part, to the extent permitted by applicable law:

            (a) This Agreement and the transactions contemplated hereby will have been approved by the requisite affirmative vote of the stockholders of ASTIHL and Flextech, if required, in accordance with applicable law and the memorandum and articles of association of ASTIHL and Flextech on or before September 23, 2002.

            (b) No Governmental Entity or court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law, rule, regulation or order which is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of such transactions.

            (c) August's issuance of shares of its common stock representing the Stock Portion of the Purchase Price shall qualify for an exemption from the registration requirements of the Securities Act and August shall have received any applicable state securities law or blue sky authorizations necessary to carry out the transactions contemplated hereby.

            (d) No suit, action or other proceeding shall be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, and no investigation that could reasonably result in any such suit, action or other proceeding shall be pending or threatened.

            (e) All consents, approvals, authorizations legally required to be obtained to consummate the transactions contemplated by this Agreement will have been obtained from all Governmental Entities or persons as applicable and will be final (in the case of any consent or waiver from a Governmental Entity) and in full force and effect as of the Closing, except for such consents, approvals and authorizations the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect, or after the Effective Time.

      6.2) Conditions to August's Obligations. The obligations of August under this Agreement shall, at its option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following additional conditions:

            (a) Truth of Representations and Warranties. The representations and warranties of ASTIHL herein without regard to any qualification or reference to immateriality or "Material Adverse Effect" shall be true and correct on the date hereof and on the Closing Date with the same effect as though made at such time (except those representations and warranties that address matters as of a particular date shall remain true and correct as of such date), except for any inaccuracies that, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect. ASTIHL shall have delivered to August a certificate in form and substance satisfactory to August dated as of the Closing Date to such effect.

            (b) Performance. ASTIHL shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing. ASTIHL shall have delivered to August a certificate in form and substance satisfactory to August dated as of the Closing Date to such effect.

            (c) Intellectual Property Opinions. On the Closing Date, ASTIHL shall provide to August a written opinion or opinions dated the Closing Date from reputable United States legal counsel for ASTIHL to the effect that the existing and proposed technology of ASTIHL and STI in the areas of 3D vision technology and white light interferometry inspection do not infringe the United States intellectual property rights of other parties, which opinions shall be attached as Exhibit 6.2(c).

            (d) Resignations. The officers (as created by statute, by by-laws or by election of the Board) and directors of STI shall have tendered their respective resignations effective as of the Closing Date.

            (e) Employees. On or prior to the Closing Date, Rajiv Roy shall have entered into an employment agreement with August on terms no less favorable to Rajiv Roy than August's standard employment agreement for senior management personnel and any employment or other similar agreement that Rajiv Roy has with ASTIHL and/or its Affiliates shall have been terminated.

            (f) Other Closing Deliveries. August shall have received the additional documents described in Section 7.2.

            (g) Fees and Expenses. ASTIHL warrants that it has or will pay ASTIHL's legal counsel and accountants (other than KPMG) and shall not require STI to pay any fees and expenses payable to such party in connection with the transactions contemplated by this Agreement or services rendered related to this Agreement, except for those payments which August has agreed to make pursuant to Section 13.7.

      6.3) Conditions to ASTIHL's Obligations. The obligations of ASTIHL under this Agreement shall, at its option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following additional conditions:

            (a) Truth of Representations and Warranties. The representations and warranties of August herein without regard to any qualification or reference to immateriality or "Material Adverse Effect" shall be true and correct on the date hereof and on the Closing Date with the same effect as though made at such time (except those representations and warranties that address matters as of a particular date shall remain true and correct as of such date), except for any inaccuracies that, individually or in the aggregate, have not had, and would not have, a material adverse effect on August. August shall have delivered to ASTIHL a certificate in form and substance satisfactory to ASTIHL dated as of the Closing Date to such effect.

            (b) Performance. August shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing. August shall have delivered to ASTIHL a certificate in form and substance satisfactory to ASTIHL dated as of the Closing Date to such effect.

            (c) Required Consents. August shall have obtained all permits, authorizations, consents and approvals required to be obtained by it pursuant to this Agreement, in form and substance satisfactory to ASTIHL, and ASTIHL shall have received evidence satisfactory to it of the receipt of such permits, authorizations, consents and approvals.

                                    ARTICLE 7
                                     CLOSING

      7.1) Closing Date. The consummation of the transactions provided for herein (the "Closing") shall take place at 10:00 a.m. (local time) on August 23, 2002(provided the conditions to the parties' obligations are satisfied by such date), or on such other date and/or at such other time as the parties hereto may agree upon (the "Closing Date") and neither party may unreasonably object to such changes so long as it is prior to October 23, 2002. The Closing shall take place at the offices of STI, or at such other place or in such other manner (e.g., by telecopy exchange of signature pages with originals to follow by overnight delivery) as the parties hereto may agree.

      7.2) Closing Deliveries of ASTIHL. In addition to, and without limiting any other provisions of this Agreement, ASTIHL shall deliver or cause to be delivered the items listed below, in form reasonably satisfactory to August and its counsel:

            (a) Certificates representing the Shares together with an assignment executed by ASTIHL, in form satisfactory to August, transferring all of the Shares to August;

            (b) All of the documents, certificates, instruments and opinions required to be delivered to August under Article 6 of this Agreement;

            (c) Such evidence as August may reasonably request in order to establish the authority and power of ASTIHL to consummate the transactions set forth in this Agreement and the compliance with the conditions set forth herein.

      7.3) Closing Deliveries of August. In addition to, and without limiting any other provisions of this Agreement, August shall deliver or cause to be delivered the items listed below to ASTIHL and/or the Escrow Agent, as the case may be, in form reasonably satisfactory to ASTIHL and its counsel:

            (a) The Cash Portion;

            (b) The Note Portion;

            (c) Certificates representing the number of shares of August Common Stock equal to the Stock Portion;

            (d) All of the documents, certificates, instruments and opinions required to be delivered to ASTIHL under Article 6 of this Agreement;

            (e) Such evidence as ASTIHL may reasonably request in order to establish the authority and power of August to consummate the transactions set forth in this Agreement and the compliance with the conditions set forth herein.

      7.4) Proceedings. All proceedings taken and all documents executed and delivered by the parties hereto at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

                                    ARTICLE 8
                             POST-CLOSING COVENANTS

      8.1) Further Assurances. At any time and from time to time after the Closing Date, each party shall, upon request of the other party, execute, acknowledge and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement as may be reasonably requested to carry out the transactions contemplated in this Agreement.

      8.2) Litigation Support. In the event and for so long as any party is actively contesting or defending against any claim, suit, action or charge, complaint, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, circumstance, status, condition, activity, practice, occurrence, event, action, failure to act, or transaction on or prior to the Closing Date involving STI, each of the other parties will cooperate and make available themselves or their personnel, as applicable, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the expense of the party making the a request for such testimony and access.

      8.3) Insurance. August shall have no obligation to maintain any insurance coverage with respect to STI or its business.

      8.4) Section 338 Election. Following the Closing, ASTIHL shall take any further actions as may be requested by August which are required to comply with the provisions set forth in Section 5.16.

                                    ARTICLE 9
                                 INDEMNIFICATION

      9.1) Indemnification of August. From and after the Closing and subject to provisions of Section 9.8, ASTIHL shall indemnify, defend and hold harmless August and each of its Affiliates (including STI), and their officers, directors and employees (August and such other indemnitees referred to in this Article 9 as "August Affiliates"), from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) (collectively, "Indemnifiable Losses"), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of any of the following:

                  (i) any breach of any representation, warranty, covenant or agreement of STI or ASTIHL contained in this Agreement, any agreement delivered pursuant to this Agreement, or any ASTIHL Certificate or document executed and delivered by ASTIHL or any of its Affiliates pursuant hereto or in connection with any of the transactions contemplated by this Agreement, save for ASTIHL shall have no liability in respect to any representation, warranty, covenant or agreements to the extent that all of the material facts and circumstances known to the Corporation giving rise to the claim have been disclosed in the Schedules pursuant to this Agreement;

                  (ii) all actual or threatened litigation or claims against STI or relating to any of the assets or properties of the Business resulting from or arising out of actions of ASTIHL or the operation of the Business by ASTIHL and STI prior to the Closing, whether or not disclosed on the Schedules;

                  (iii) any failure of ASTIHL or STI to obtain any consent or other approval required in order to permit them to consummate the transactions contemplated by this Agreement; and

                  (iv) any claims or litigation with respect to a misuse,
            misappropriation or infringement by the Business of the Intellectual Property rights of a third party.

      9.2) Indemnification of ASTIHL. August shall indemnify, defend and hold harmless ASTIHL and its officers, directors and employees for any Indemnifiable Losses resulting from, arising out of, or imposed upon or incurred by ASTIHL by reason of any breach of any representation, warranty, covenant or agreement of August contained in this Agreement or any agreement, certificate or document executed and delivered by August pursuant hereto or in connection with the transactions contemplated by this Agreement.

      9.3) Third-Party Claims. If a claim by a third party is made against an indemnified party and if the indemnified party intends to seek indemnity with respect thereto under this Article 9, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not adversely affect the indemnifying party's ability to defend such claim against a third party. The indemnified party shall not settle such claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. If the indemnifying party acknowledges in writing its indemnity obligations for Indemnifiable Losses resulting therefrom, the indemnifying party may participate at its own cost and expense in the settlement or defense of any claim for which indemnification is sought; provided that, such settlement or defense shall be controlled by the indemnified party.

      9.4) Waiver of Subrogation. From and after the Closing, ASTIHL and its Affiliates shall not have any rights to indemnification, contribution or subrogation from August, STI or their successors, whether pursuant to August's, STI's or their successors' Certificate of Incorporation, Bylaws or other governing instruments, insurance policies or otherwise, with respect to acts or events that give rise to a claim by August Affiliates under Section 9.1.

      9.5) Cooperation as to Indemnified Liability. Each party hereto shall cooperate fully with the other parties with respect to reasonable access to books, records, or other documentation within such party's control, if deemed reasonably necessary or appropriate by any party in the defense of any claim that may give rise to indemnification hereunder.

      9.6) Offset. In the event that ASTIHL shall fail to pay to August when due any amount under this Article 9, August shall have the right to offset such amount against any amount then owing or thereafter becoming due by August or any of its Affiliates to ASTIHL or its Affiliates.

      9.7) Release by ASTIHL. Effective as of the Closing Date, ASTIHL shall be deemed to have released, and hereby releases, STI and its directors, officers, agents and employees, and discharges them from, any and all obligations and claims that have arisen or might arise out of facts or actions taken on or prior to the Closing Date, including those known and unknown, in law or equity, except obligations or claims that may be made under this Agreement or any instruments entered into or delivered pursuant to this Agreement.

      9.8)  Limitations on Indemnification.

            (a) Cap. Notwithstanding anything to the contrary in this Agreement, ASTIHL shall not have any liability to any August Affiliate for Indemnifiable Losses after ASTIHL in the aggregate has paid to August Affiliates the Maximum Indemnified Amount (defined below) in cash or August Common Stock as indemnity pursuant to claims made under Section 9.1 for Indemnifiable Losses incurred by August Affiliates. Similarly, notwithstanding anything to the contrary in this Agreement, August shall not have any liability to ASTIHL or any of its Affiliates for Indemnifiable Losses after August in the aggregate has paid to ASTIHL Affiliates the Maximum Indemnified Amount (defined below) as indemnity pursuant to claims made under Section 9.2 for Indemnifiable Losses incurred by August Affiliates. "Maximum Indemnified Amount" means (i) $5,000,000 for claims brought on or prior to the first anniversary of the Closing Date, and (ii) $2,500,000 for claims brought after the first anniversary but prior to the second anniversary of the Closing Date.

            (b) Exclusive Remedy. If the Closing occurs, except for (i) remedies based upon fraud, intentional wrongdoing or intentional misrepresentation; and (ii) equitable remedies, including injunction and specific performance, the remedies provided in this

      Article 9 shall constitute the sole and exclusive remedies for recovery against the indemnifying parties based upon the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any indemnifying party contained herein or in any certificate, Schedule or Exhibit furnished by any indemnifying party in connection herewith, or based upon the failure of any indemnifying party to perform any covenant, agreement or undertaking required by the terms hereof to be performed by such indemnifying party.

            (c) Tax Effect and Insurance. The liability of the indemnifying parties with respect to any indemnification claim shall be reduced by the tax benefit actually realized and any insurance proceeds actually received by the indemnified parties as a result of any Indemnifiable Losses upon which such indemnification claim is based, net of costs of collection. The amount of any such tax benefit shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the indemnifying parties of the indemnification claim, as adjusted to give effect to any such tax benefit, will make the indemnified party as economically whole as is reasonably practical with respect to the Indemnifiable Losses upon which the indemnification claim is based. Any tax benefit shall be deemed offset by the tax which will be due on, or the loss of tax benefits resulting from, amounts received as indemnification in accordance with this Article.

            (d) Subrogation. Upon payment in full of any indemnification claim, regardless of how such payment is effected, or the payment of any judgment or settlement with respect to a third party claim, the indemnifying party shall be subrogated to the extent of such payment to the rights of the indemnified parties against any person or entity with respect to the subject matter of such indemnification claim or third party claim.

            (e) Minimum Claim. No liability shall attach to the Indemnifying Party unless the aggregate amount of all claims for which it would, in the absence of this provision, be liable shall exceed $10,000 and in such event the Indemnifying Party shall only be liable for the excess.

                                   ARTICLE 10
                                   TERMINATION

      10.1) Termination. This Agreement may be terminated at any time prior to the Closing Date, only:

            (a) by mutual written consent of August and ASTIHL;

            (b) by either August or ASTIHL if, without fault of such terminating party or its Affiliates, the Closing shall not have occurred on or before October 23, 2002 ; provided, however, that (i) the terminating party or its Affiliates shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing by such date; and (ii) ASTIHL shall not be entitled to terminate pursuant to this paragraph in the event that its shareholders or the shareholders of Flextech have not approved the transaction contemplated by this Agreement.

            (c) by ASTIHL if any of the conditions specified in Sections 6.1 or
      6.3 hereof has not been waived by ASTIHL and its Affiliates or met at such time as such condition can no longer be satisfied;

            (d) by August if any of the conditions specified in Sections 6.1 or
      6.2 hereof has not been waived by August or met at such time as such condition can no longer be satisfied; or

            (e) by either August or ASTIHL if the Purchase Price Adjustment resulting from Section 2.5(a) decreases the Purchase Price by more than $5,000,000 and August does not agree to limit the reduction in Purchase Price pursuant to Section 2.5(a) to not more than $5,000,000.

      10.2) Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated hereby by August or by ASTIHL pursuant to Section 10.1 hereof, written notice thereof shall immediately be given to the other party and this Agreement shall terminate and such transactions shall be abandoned, without further action by any of the parties hereto. ASTIHL and Affiliates agree that any termination by ASTIHL shall be conclusively binding upon such parties, whether given expressly on such party's behalf or not, and August shall have no further obligation with respect to such party. If this Agreement is terminated as provided herein, Article 9, Article 10, Article 12, Section 13.6 and Section 13.7 shall survive any such termination and continue in effect thereafter. Notwithstanding anything herein to the contrary, the following shall apply:

            (a) In recognition of the time, efforts, and expenses expended and incurred by August with respect to the Business and the opportunity that the acquisition of the Shares presents to August, if this Agreement is terminated by ASTIHL pursuant to Section 10.1(c) under Section 6.1(a), or pursuant to Section 10.1(b), or by August pursuant to Section 10.1(d) (except pursuant to Sections 6.1(b), 6.1(c), 6.1(d), 6.1(e) and 6.2(e)), STI and/or ASTIHL, who shall be jointly and severally obligated, shall pay to August an amount equal to Two Million Six Hundred Thousand Dollars ($2,600,000) in cash or cash equivalent within ten days of the termination date by wire transfer of immediately available funds to an account designated by August. Notwithstanding the foregoing, ASTIHL and STI shall not be obligated to make the payment required by the preceding sentence in the event August has terminated this Agreement because one or more conditions set forth in Section 6.1 or 6.2 have not been satisfied despite the best efforts of ASTIHL due to force majeure, which shall include, but not be limited to, fires, floods, riots, terrorist acts, strikes, labor disputes, freight embargoes or transportation delays, shortage of labor, inability to secure fuel, materials, supplies, equipment or power on account of shortages thereof and acts of God or public enemy.

            (b) In further recognition of the time, efforts, and expenses expended and incurred by August with respect to the Business and the opportunity that the acquisition of the Shares presents to August, if this Agreement is terminated by either ASTIHL or August following a breach of
      Section 5.4 and within four months following the termination date, ASTIHL sells or merges the Business in any part, in its entirety or as a part of other assets, or enters into an agreement to do any of the foregoing, to any third party (an "Alternative Transaction"), then within ten days after written demand by August after the date of entering into an agreement providing for an Alternative Transaction, ASTIHL shall pay to August an amount equal to Two Million Six Hundred Thousand Dollars ($2,600,000) in cash or cash equivalent by wire transfer of immediately available funds to an account designated by August.

            (c) In recognition of the time, efforts, and expenses expended and incurred by ASTIHL with respect to the transactions contemplated by this Agreement and the opportunity that the sale of the Shares presents to ASTIHL, if this Agreement is terminated by August pursuant to Section 10.1(b) or by ASTIHL pursuant to Section 10.1(c) (except pursuant to Sections 6.1(a), 6.1(b), 6.1(d) and 6.1(e)), August shall pay to ASTIHL an amount equal to Two Million Six Hundred Thousand Dollars ($2,600,000) in cash or cash equivalent within ten days of the termination date by wire transfer of immediately available funds to an account designated by ASTIHL. Notwithstanding the foregoing, August shall not be obligated to make the payment required by the preceding sentence in the event ASTIHL has terminated this Agreement because one or more conditions set forth in
      Section 6.3 have not been satisfied despite the best efforts of August due to force majeure, which shall include, but not be limited to, fires, floods, riots, terrorist acts, strikes, labor disputes, freight embargoes or transportation delays, shortage of labor, inability to secure fuel, materials, supplies, equipment or power on account of shortages thereof and acts of God or public enemy.

            (d) In further recognition of the time, efforts, and expenses expended and incurred by August with respect to the Business and the opportunity that the acquisition of the Shares presents to August, if this Agreement is terminated by ASTIHL or August pursuant to Sections 10.1(e), ASTIHL shall pay to August all of August's reasonable costs and expenses incurred incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein, in cash or cash equivalents within ten days of the termination date by wire transfer of immediately available funds to an account designated by August.

            (e) The parties acknowledge that the agreements contained in this
      Section 10.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to pay promptly the fee due pursuant to this Section 10.2, the party shall also pay to the other party such costs and expenses (including legal fees and expenses) in connection with any action, taken to collect payment, together with interest on the amount of the unpaid fee under this section, accruing from its due date, at an interest rate of 5% per annum.

            (f) The parties agree that the payments provided for in this Section shall be the sole and exclusive remedies of the parties upon termination of this Agreement pursuant to Section 10.1.

                                   ARTICLE 11
                               REGISTRATION RIGHTS

      11.1) Required Registration. Within 30 days of the Closing Date (the "File Date"), August shall file a Registration Statement under the Securities Act, in accordance with the provisions of Form S-3, covering the resale of the shares of August Common Stock representing the Stock Portion (the "Registrable Stock") and will use commercially reasonable efforts to have such Registration Statement become effective with the SEC within 30-45 days of the Closing Date.

      11.2) Registration - General Provisions. In connection with the registration of the Registrable Stock under the Securities Act, August will:

            (a) prepare and file with the SEC a registration statement with respect to the Registrable Stock, within 30 days of the Closing Date, and use commercially reasonable efforts to cause such registration statement to become effective within 30-45 days of the Closing Date and keep the prospectus which is a part of such Registration Statement current until the earlier of the date on which: (i) all Registrable Stock has been sold, or (ii) two years after the date it is declared effective by the SEC;

            (b) prepare and file with the SEC such amendments to such Registration Statement and supplements to the prospectus contained therein as may be necessary to keep such Registration Statement effective for the period required by Section 11.2(a) above;

            (c) provide ASTIHL's counsel with reasonable opportunities to review and comment on, and otherwise participate in, the preparation of such Registration Statement;

            (d) furnish to ASTIHL and to the underwriters of the securities being registered, if any, such reasonable number of copies of the Registration Statement, preliminary prospectus, final prospectus and such other documents as ASTIHL and underwriters may reasonably request in order to facilitate the public offering of such securities;

            (e) use its diligent, good faith efforts to register or qualify the securities covered by such Registration Statement under such state securities or blue sky laws of such jurisdictions as ASTIHL may reasonably request, except that August shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

            (f) notify ASTIHL, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any prospectus forming a part of such Registration Statement has been filed with the SEC;

            (g) notify ASTIHL promptly of any request by the SEC for the amending or supplementing of such Registration Statement or prospectus or for additional information;

            (h) prepare and file with the SEC, promptly upon the request of ASTIHL, any amendments or supplements to such Registration Statement or prospectus which, in the opinion of counsel for ASTIHL (and concurred in by counsel for August), is required under the Securities Act or the rules and regulations promulgated thereunder in connection with the distribution of the Registrable Shares by August;

            (i) prepare and promptly file with the SEC and promptly notify ASTIHL of the filing of such amendment or supplement to such Registration Statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

            (j) advise ASTIHL, and ASTIHL's counsel, if any, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

            (k) not file any amendment or supplement to such Registration Statement or prospectus to which ASTIHL shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or the rules and regulations promulgated thereunder, after having been furnished with a copy thereof at least five business days prior to the filing thereof, unless in the opinion of counsel for August the filing of such amendment or supplement is reasonably necessary to protect August from any material liabilities under any applicable federal or state law and such filing will not violate applicable law.

      11.3) Registration Expense. August shall pay all Registration Expenses (as defined below) in connection with the inclusion of Registrable Shares in any Registration Statement, or application to register or qualify such shares under state securities laws, filed by August hereunder, other than as set forth herein. For purposes of this Agreement, the term "Registration Expenses" means the filing fees payable to the SEC, any state agency and the NASD; the fees and expenses of August's legal counsel and independent certified public accountants in connection with the preparation and filing of the Registration Statement (and all amendments and supplements thereto) with the SEC; and all expenses relating to the printing of the Registration Statement, prospectuses and various agreements executed in connection with the Registration Statement. ASTIHL will pay the fees and expenses of any legal counsel ASTIHL may engage, as well as any custodian fees or discounts which may be payable to any underwriter.

      11.4) Restrictions on Sales. All sales by ASTIHL of Registrable Shares pursuant to the Registration Statement shall involve one of the three market makers in August Common Stock determined by August to have the highest trading volume immediately prior to the time of such sale, either as a August in a transaction with such market maker as principal or as a broker in a transaction with a third party as buyer. This limitation shall not apply to any private sales by ASTIHL pursuant to an exemption from the registration requirements pursuant to Rule 144 under the Securities Act. August will use commercially reasonable efforts to assist ASTIHL in transacting such sales.

      11.5) Suspensions on Sales. ASTIHL acknowledges that there may occasionally be times when August must suspend the use of the prospectus forming a part of the Registration Statement, when there exists material non-public information relating to August (including, but not limited to, an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction (or negotiations with respect thereto)) which in the reasonable opinion of August's Board of Directors should not be disclosed. Accordingly, August may suspend resales pursuant to such Registration Statement for a period not to exceed sixty (60) days in any twelve (12) month period if August has been advised by counsel that the information the Board reasonably believes should not be disclosed is material and therefore the prospectus forming a part of the Registration Statement is not current. ASTIHL agrees that it shall not sell any Registrable Shares pursuant to said prospectus during the period commencing at the time at which August gives ASTIHL notice of the suspension of such prospectus and ending at the time August gives ASTIHL notice that ASTIHL may thereafter effect sales pursuant to such prospectus.

      11.6) Lock Up Agreements. ASTIHL understands that August at a future date may file a registration or offering statement (the "Offering Statement") with the Securities and Exchange Commission to facilitate a public offering of its securities. Should such a public offering be made and should the managing underwriter of such offering require, August may request that ASTIHL execute an agreement providing that ASTIHL will not, without the prior written consent of August and such underwriter, during the 90-day period commencing on the effective date of the Offering Statement (the "Lock-up Period") (i) sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of any of the shares of August Common Stock beneficially held by ASTIHL during the Lock-up Period, or (ii) sell or grant, or agree to sell or grant, options, rights or warrants with respect to any of such shares. ASTIHL shall not unreasonably refuse to enter into such an agreement provided that ten (10) days notice is given to ASTIHL.


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
                                   ARTICLE 12
                         ALTERNATIVE DISPUTE RESOLUTION

      12.1) Arbitration. Commercially reasonable efforts shall be made by the parties to discuss, negotiate or otherwise resolve amongst themselves all claims, disputes, controversies, and other matters in question arising out of or relating to this Agreement, including claims for Indemnifiable Losses and disputes regarding the making of this Agreement, including claims of fraud in the inducement, or to the alleged breach hereof. If such resolution is not achieved within ninety (90) days of written notice by one party to the other of such matter, then ll claims, disputes, controversies, and other matters in question arising out of or relating to this Agreement, including claims for Indemnifiable Losses and disputes regarding the making of this Agreement, including claims of fraud in the inducement, or to the alleged breach hereof, shall be settled by binding arbitration in accordance with procedures set forth in Section 12.2 and 12.3 below.

      12.2) Notice. Notice of demand for binding arbitration shall be given in writing to the other parties pursuant to Section 13.5. The arbitration shall be deemed commenced as to any respondent on the date on which notice of arbitration is received by the respondent or on the date of a return receipt. The notice of arbitration shall include:

            (a) The full names, descriptions and addresses of the parties;

            (b) A demand that the dispute be referred to arbitration pursuant to the commercial arbitration rules of the American Arbitration Association.

            (c) The text of the arbitration clause involved;

            (d) A statement of the general facts giving rise to the claim;

            (e) The relief or remedy sought, including an estimate of damages, if available; and

            (f) The name and address of the arbitrator appointed by the claimant.

Within 30 days of receipt of the notice of arbitration, the respondent shall deliver to the claimant a notice of defense. Failure to deliver a notice of defense shall not delay the arbitration, but rather shall be deemed as a general denial by the respondent.

      12.3) Binding Arbitration. Upon filing of a notice of demand for binding arbitration by any party hereto, arbitration shall be commenced and conducted as follows:

            (a) Arbitrators. All claims, disputes, controversies, and other matters (collectively "matters") in question shall be referred to and decided and settled by a standing panel of three independent arbitrators, one selected by each of August's and ASTIHL's representative and the third by the two arbitrators so selected. Each arbitrator shall be a neutral party, from nationals of any country including the countries of the parties, with at least ten years commercial and legal experience in mergers and acquisitions. Selection of arbitrators shall be made within 30 days after the date of the first notice of demand given pursuant to Section 12.2 and within 30 days after any resignation, disability or other removal of such arbitrator. Following appointment, each arbitrator shall remain a member of the standing panel, subject to removal for just cause or resignation or disability; provided, however, an arbitrator can be removed by the party who appointed the arbitrator, or in the case of the third arbitrator, by either party for any reason at any time when no matter is in arbitration.

            (b) Cost of Arbitration. The cost of each arbitration proceeding, including without limitation the arbitrators' compensation and expenses, hearing room charges, court reporter transcript charges etc., shall be borne by the party whom the arbitrators determine has not prevailed in such proceeding, or borne equally by the parties if the arbitrators determine that neither party has prevailed. The arbitrators shall also award the party that prevails substantially in its pre-hearing position its reasonable attorneys' fees and costs incurred in connection with the arbitration. The arbitrators are specifically instructed to award attorneys' fees for instances of abuse of the discovery process.

            (c) Location of Proceedings. All arbitration proceedings shall be held in Delaware at a location selected by August unless the parties agree otherwise.

            (d) Pre-hearing Discovery. The parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the then current Rules of the London Court of International Arbitration, subject to these limitations: Document discovery and other discovery shall be under the control of and enforceable by the arbitrators. The arbitrators shall permit and facilitate such other discovery as they shall determine is appropriate under the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost effective. Discovery disputes shall be decided by the arbitrators. The arbitrators are empowered:

                  (i) to issue subpoenas to compel pre-hearing document or
            deposition discovery;

                  (ii) to enforce the discovery rights and obligations of the parties; and

                  (iii) to otherwise control the scheduling and conduct of
            the proceedings.

      Notwithstanding any contrary foregoing provisions, the arbitrators shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner that is fair to all parties in order to expedite the conclusion of each alternative dispute resolution proceeding.

            (e) Pre-hearing Conference. Within 45 days after filing of notice of demand for binding arbitration, the arbitrators shall hold a pre-hearing conference to establish schedules for completion of discovery, for exchange of exhibit and witness lists, for arbitration briefs, for the hearing, and to decide procedural matters and all other questions that may be presented.

            (f) Hearing Procedures. The hearing shall be conducted to preserve its privacy and to allow reasonable procedural due process. Rules of evidence need not be strictly followed, and the hearing shall be streamlined as follows:

                  (i) Documents shall be self-authenticating, subject to valid objection by the opposing party;

                  (ii) Expert reports, witness biographies, depositions, and affidavits may be utilized, subject to the opponent's right of a live cross-examination of the witness in person;

                  (iii) Charts, graphs, and summaries shall be utilized to
            present voluminous data, provided (i) that the underlying data was made available to the opposing party 30 days prior to the hearing, and (ii) that the preparer of each chart, graph, or summary is available for explanation and live cross-examination in person;

                  (iv) The hearing should be held on consecutive business days without interruption to the maximum extent practicable; and

                  (v) The arbitrators shall establish all other procedural rules for the conduct of the arbitration in accordance with the Rules of the London Court of International Arbitration.

            (g) Governing Law. This arbitration provision shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the Rules of the American Arbitration Association and the law of Delaware shall be applied, without reference to the choice of law principles thereof, in resolving matters submitted to such arbitration.

            (h) Consolidation. No arbitration shall include, by consolidation, joinder, or in any other manner, any additional person not a party to this Agreement (other than affiliates of any such party, which affiliates may be included in the arbitration), except by written consent of the parties hereto containing a specific reference to this Agreement.

            (i) Award. The arbitrators are empowered to render an award of general compensatory damages including, but not limited to, consequential and indirect damages and equitable relief (including, without limitation, injunctive relief), but are not empowered to award punitive damages. The award rendered by the arbitrators (1) shall be final; (2) shall not constitute a basis for collateral estoppel as to any issue; (3) shall not be subject to vacation or modification, except in the event of fraud or gross misconduct on the part of the arbitrators; and (4) judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction, including courts in the United States and Singapore.

            (j) Confidentiality. The parties hereto will maintain the substance of any proceedings hereunder in confidence and make disclosures to others only to the extent necessary to properly conduct the proceedings.

                                   ARTICLE 13
                                OTHER PROVISIONS

      13.1) ASTIHL Agreements. ASTIHL, by executing this Agreement, agrees and acknowledges this Agreement constitutes such ASTIHL's consent to all approvals, waivers, amendments, and other actions required to be taken under all documents and agreements involving STI and ASTIHL in order to consummate the transactions contemplated by this Agreement.

      13.2) Complete Agreement. The Schedules and Exhibits to this Agreement shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein. This Agreement and the Schedules and Exhibits hereto, and all documents entered into pursuant thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

      13.3) Survival of Representations and Warranties. The representations and warranties contained in Articles 3 and 4 of this Agreement shall survive the Closing and remain in full force and effect until (i) with respect to matters not identified on SCHEDULE 13.3, 2 years after the Closing Date, or (ii) with respect to matters identified on SCHEDULE 13.3, the expiration of all applicable statutes of limitation or such shorter period specified in such SCHEDULE 13.3 (the "Survival Period"). Expiration of a representation and warranty pursuant to this Section shall not limit or otherwise affect the right of a party to indemnification with respect thereto under Article 9 if notice was sent to the party from whom indemnification is sought of the basis for such claim to indemnification prior to such expiration. No independent investigation of STI by August, its counsel, or any of its agents or employees shall in any way limit or restrict the scope of the representations and warranties made by STI and ASTIHL in this Agreement or the agreements relating hereto.

      13.4) Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement, including the election of such party to proceed with the Closing despite a failure of any condition to such party's closing obligations to occur, shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by STI and ASTIHL and August.

      13.5) Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by telecopy to such party (or, in the case of an entity, to an executive officer of such party) or shall be given by certified mail, postage prepaid with return receipt requested (or a comparable international delivery), addressed as follows:

if to August or, after the Closing to STI, to:

      August Technology Corporation
      4900 West 78th Street
      Bloomington, Minnesota 55435
      Attn:  John Vasuta, General Counsel
      Fax:  (952) 820-0060

      with a copy to:

      Robert K. Ranum, Esq.
      Fredrikson & Byron, P.A.
      1100 International Centre
      900 Second Avenue South
      Minneapolis, Minnesota 55402
      Fax:  (612) 347-7077

and if to ASTIHL, STIH or Flextech, or prior to the Closing, to STI, to:

      ASTI Holdings Limited
      Blk 25, Kallang Avenue, #06-01
      Kallang Basin Industrial Estate
      Singapore, 339416
      Attn:  Charles Cher, CEO

      Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

      13.6) Public Announcement. The parties intend that all future statements or communications to the public or press regarding this Agreement or the transactions contemplated hereby will be mutually agreed upon by them. No party shall, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions or other matters with respect to this Agreement, except as required by law or the rules of the Nasdaq Stock Market and/or Singapore Stock Exchange and then only: (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of the Nasdaq Stock Market and/or Singapore Stock Exchange; and (c) following prior notice to, and consultation with, the other party (which notice


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
shall include a copy of the proposed statement or communication to be issued to the press or public).

      13.7) Expenses. Except as provided in Section 10.2(d), August shall pay its own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein. Except as provided in the following sentence, ASTIHL shall pay any and all expenses of STI and ASTIHL incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein. August shall pay up to $150,000 of the fees of independent public accountants incurred in performing the audit of STI's financial statements required pursuant to Sections 2.5 and 5.13 and up to $15,000 of fees of legal counsel incurred in rendering the legal opinion or opinions required by Section 6.2(c).

      13.8) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of Delaware, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

      13.9) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided that the rights of STI and ASTIHL herein may not be assigned and the rights of August may be assigned only to an Affiliate of August provided August guarantees the obligations of such assignee.

      13.10) Titles and Headings; Construction. The Table of Contents, titles and headings to the Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

      13.11) Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      13.12) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in the manner appropriate for each, and to be dated as of the date first above written.

                                    AUGUST TECHNOLOGY CORPORATION

                                    By: __________________________________

                                      Its: _______________________________


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
                                    ASTI HOLDINGS LIMITED

                                    By: __________________________________

                                      Its: _______________________________

                                    SEMICONDUCTOR TECHNOLOGIES &
                                       INSTRUMENTS, INC.

                                    By: __________________________________

                                      Its: _______________________________